UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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APACHE CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Dear Fellow Shareholders,

On behalf of the entire Board, I would like to thank all of our shareholders for your continued support.

Over the past several years, we have been on a journey to transform Apache. Management and the Board have streamlined our portfolio, refocused the capital allocation process from volume growth to returns and value, and strategically transitioned the Company from ‘acquire and exploit’ to ‘returns-focused organic growth.’ In 2017, we continued to position the Company for long-term, profitable growth, irrespective of the oil and gas price environment:

▶	In August, we completed our strategic exit from Canada, as we move to increasingly weight Apache’s portfolio towards our Permian assets — including Alpine High — which offer a unique combination of high returns and tremendous scale.

▶	We drove substantial progress in the Alpine High, our new world-class resource play containing five distinct hydrocarbon-bearing formations in up to 6,000 feet of vertical column across a large, contiguous acreage footprint. Since confirming the discovery in September 2016, we drilled 70+ wells to verify our understanding of the play, achieved first gas sales two months ahead of schedule, and exceeded production targets.

▶	We continued to maintain a strong financial position supporting our dividend and capital program. We also entered into financial commodity contracts to further support our high priority investments without compromising Apache’s financial flexibility given continued commodity price volatility.

▶	We invested in our extensive inventory of step-out exploration and development opportunities in Egypt and the North Sea, generating strong cash flow from such international assets and feeding our investment in Apache’s top-tier Permian assets.

We continue to focus on substantive engagement with our shareholders and other stakeholders. Management and the Board engaged in an extensive schedule of meetings with the investment community, holding 82 meetings with shareholders, representing 58 percent of Apache’s shares outstanding, to gather feedback on our business strategy, corporate governance, executive compensation program, and sustainability oversight. We also hosted numerous other meetings, each focused on a distinct environmental or social issue, such as carbon asset risk or greenhouse gas emissions reporting.

Feedback gained over the course of these discussions contributed to the enhancements described in our latest sustainability report, recent changes made to our compensation program, and our incorporation of expanded disclosure below regarding the Board evaluation process.

As we look ahead, our team continues to drive momentum through our emphasis on consistent improvement and innovation, and a sense of urgency. The Board’s focus on capitalizing on this momentum is unwavering.

Thank you for your continued investment in Apache.

Sincerely,

John E. Lowe

CHAIRMAN OF THE BOARD

Apache Corporation

April 9, 2018

notice of annual meeting of shareholders

One Post Oak Central, 2000 Post Oak Boulevard,

Suite 100, Houston, Texas 77056-4400

Thursday, May 24, 2018

10:00 a.m. Houston Time,

Hilton Houston Post Oak,

2001 Post Oak Boulevard, Houston, Texas 77056

The 2018 annual meeting of shareholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 24, 2018, at 10:00 a.m. (Houston time), at the Hilton Houston Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

1.	Election of the ten directors named in the attached proxy statement to serve until the Company’s annual meeting in 2019;
2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2018;
3.	Advisory vote to approve the compensation of the Company’s named executive officers; and
4.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock as of the close of business on March 26, 2018, are entitled to notice of, and to vote at, the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “How to Vote” beginning on page 11 of this proxy statement, or, if you requested to receive printed proxy materials, your enclosed proxy card.

Houston, Texas

April 9, 2018

By order of the Board of Directors

Rajesh Sharma

Corporate Secretary

APACHE CORPORATION

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 24, 2018:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2017, are available free of charge on the Company’s website at

http://www.apachecorp.com

PROXY STATEMENT SUMMARY

This executive summary provides an overview of the information contained within this proxy statement. We encourage you to read the entire proxy statement prior to voting.

Annual Meeting of Shareholders Roadmap

ANNUAL MEETING SHAREHOLDER OF SHAREHOLDERS VOTING MATTERS THURSDAY, MAY 24, 2018 BOARD’S VOTING PAGE 10 A.M. (Houston time) PROPOSAL RECOMMENDATION REFERENCE Election of FOR EACH HILTON HOUSTON POST OAK directors NOMINEE 2001 POST OAK BOULEVARD Ratification of appointment FOR HOUSTON, TEXAS 77056 of independent auditors SHAREHOLDERS AS OF THE CLOSE OF BUSINESS MARCH 26, 2018 Advisory vote approving FOR executive compensation This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are available on the Company’s website at www.apachecorp.com. On March [_], 2018, we began mailing this proxy statement to shareholders who requested paper copies.

APACHE CORPORATION - 2018 Proxy Statement	3

2017 Business Highlights

In 2017, Apache continued its mission to grow in an innovative, safe, environmentally responsible, and profitable manner for the long-term benefit of our shareholders. We also progressed Apache’s strategy of delivering top-tier returns by maximizing recovery and minimizing costs through continuous improvement. Highlights of our operational, strategic, and financial achievements are provided below:

The Board and management will continue to take steps to position Apache for future success in the current commodity price environment and to further our transition to becoming the premier exploration and production company with global assets focused on U.S. growth and anchored by the Permian Basin.

OPERATIONAL Average liquids and natural gas production across operations 457 Mboe/d Mboe/d = thousands of barrels of oil equivalent per day Crude oil represented 53 percent of total liquids production Initiated first sales at Alpine High and ramped to 25,000 boe/d at year end 11%/ 26% / 15% Outperformed targets in key health, safety, security, and environmental goals Total Recordable Incident Rate (TRIR), Days Away, Restricted or Transferred Rate (DART), and Vehicle Incident Rate (VIR), respectively 124% Reserve replacement rate 230 MMboe of total proved reserves added in 2017 STRATEGIC 5,000+ Increased Alpine High location count to 5,000+ future drilling 340,000 net contiguous acres in the southern portion of the Delaware Basin locations Exited Canada Proceeds funded construction of our buildout of key infrastructure at Alpine High FINANCIAL $1.4 billion Aggregate proceeds raised from non-core asset/acreage sales Eliminated $818 million in future asset retirement obligations Year-end liquidity, which includes: $ 5.2 billion $3.5 billion in undrawn credit facility and $1.7 billion in cash and cash equivalents Current credit facility matures in June 2020

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Corporate Governance Highlights

▶   Separate chairman and CEO

▶   Independent non-executive chairman

▶   Majority vote standard for the election of directors

▶   No poison pill

▶   Right to call a special meeting at 15 percent

▶   Officer and director stock ownership requirements, including pay multiples and hold-until-retirement provisions

▶   20 percent female representation among our non-employee directors

▶   Policies against hedging, pledging, and stock option repricing

▶   Clawbacks of incentive awards in the event of a material negative restatement

▶   Double triggers for cash severance and accelerated vesting of equity upon a change in control

▶   Board-adopted human rights principles and statement on indigenous peoples

▶   Expanded disclosure of our political expenditures

▶   Robust Board review and Board refreshment practices

▶   Long-standing shareholder engagement practices

▶   Proxy access bylaw adopted in February 2016

▶   Board declassification and annual election of all directors

Board and Shareholder Engagement

The Board maintains a process for shareholders and interested parties to communicate with the Board. Shareholders and interested parties may write or call our Board as provided below:

We are committed to a robust shareholder engagement program. The Board values our shareholders’ perspectives, and feedback from shareholders on our business, corporate governance, executive compensation, and sustainability practices are important considerations for Board discussions throughout the year. Over the course of the year, our team held 82 meetings with shareholders representing 58 percent of shares outstanding, in total, including meetings with 17 of our top 25 investors. Members of management participated in each meeting, with certain engagements including an independent director. Our year-round focus on shareholder outreach is described in more detail below.

write corporate secretary apache corporation 2000 post oak blvd. suite 100 houston, tx 77056-4400 call investor relations 713-296-6000 email ir@apachecorp.com attend apache annual meeting www.apachecorp.com/annualmeeting 2017-2018 august to october meet with shareholders and consider issues raised. november to january continue to meet with shareholders, modify meeting content based on early feedback, and identify any other areas of concern. february to april complete shareholder meetings, meet internally to review feedback received, and consider modification of governance policies and compensation plans. may to july review and summarize feedback from annual meeting and identify potential areas of concern. write corporate secretary apache corporation 2000 post oak blvd. suite 100 houston, tx 77056-4400 call investor relations 713-296-6000 email ir@apachecorp.com attend apache annual meeting www.apachecorp.com/annualmeeting 2017-2018 august to october meet with shareholders and consider issues raised. november to january continue to meet with shareholders, modify meeting content based on early feedback, and identify any other areas of concern. february to april complete shareholder meetings, meet internally to review feedback received, and consider modification of governance policies and compensation plans. may to july review and summarize feedback from annual meeting and identify potential areas of concern. Board Refreshment and SuccessionBOARD MEMBER TENURE COMMITTED TO BOARD REFRESHMENTReduction in the Board’s average tenure from 17 years in 2013 to 6years through year-end 2017Reduction in the average age of the Board from 68 in 2013 to 61through year-end 2017CG&N committee regularly evaluates size and composition of the BoardMandatory director retirement age of 75Please see the discussion of criteria for new Board members andre-election of Board members on page [_] of this proxy statement.18%55%27%MORE THAN 6 YEARS3 TO 6 YEARS0 TO 2 YEARS

APACHE CORPORATION - 2018 Proxy Statement	5

In addition, each year, we: (i) conduct multiple meetings with shareholder groups to discuss governance issues, (ii) conduct an in-person meeting between our CEO and our “lead active shareholder,” who is designated by a group of our more involved shareholders to discuss environmental, social, and governance issues and progress on previously set targets and goals for the coming year, (iii) participate with our shareholders in various governance forums, and (iv) as appropriate, facilitate meetings between shareholders and our directors. Our meetings and interactions with shareholders are designed to better understand how our shareholders perceive Apache and to provide our investors an opportunity to discuss matters that they think deserve attention. We also remain committed to broad stakeholder engagement. Since 2015, we have implemented an expanded community engagement tracking and response system, to help us adequately resolve and learn from discussions and outreach with community leaders in areas where we operate and, in 2016, we set up a separate, toll-free hotline number, the Apache Good Neighbor Line, specifically for any community grievances. This comprehensive feedback system facilitates aggregated analysis to help identify trends and share lessons learned across Apache. We believe the diversity of our engagement practices – with both shareholders and other key stakeholders – collectively provides for a robust, open exchange of ideas and perspectives, and is an asset for our Board and management team.

Board Refreshment and Succession

Board Nominees (pg. 15)

Below are the directors nominated for election by shareholders to an additional one-year term. The Board recommends a vote “FOR” each of the directors.

AGE SERVING COMMITTEES INDEPENDENT (as of YE’17) SINCE SERVED Annell R. Bay 62 2014 CG&N Chairman, MD&C YES John J. Christmann IV 51 2015 NOT APPLICABLE NO Chansoo Joung 57 2011 Audit Chairman, CG&N YES Rene R. Joyce 70 2017 MD&C YES George D. Lawrence 67 1996 Audit YES John E. Lowe 58 2013 Non-Executive Chairman YES William C. Montgomery 56 2011 MD&C Chairman, CG&N YES Amy H. Nelson 48 2014 Audit YES Daniel W. Rabun 63 2015 MD&C YES Peter A. Ragauss 60 2014 Audit YES ATTENDANCE BOARD AUDIT CG&N MD&C RATE % Annell R. Bay C 100 John J. Christmann IV 100 Chansoo Joung C 100 Rene R. Joyce 100 George D. Lawrence 100 John E. Lowe C 100 William C. Montgomery C 100 Amy H. Nelson 100 Rodman D. Patton* 100 Daniel W. Rabun 100 Peter A. Ragauss 100

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Board and Committee Composition

The Board of Directors has an Audit Committee, a Corporate Governance and Nominating (CG&N) Committee, and a Management Development and Compensation (MD&C) Committee. Below are our directors, their committee memberships, and their 2017 attendance rates for regularly scheduled Board and committee meetings.

* On February 8, 2018, Mr. Patton, who will reach Apache’s mandatory director retirement age of 75 in June 2018, notified the Board of his intention not to stand for re-election at the 2018 annual meeting of shareholders, which would mark the expiration of his current term as a director of Apache.

APACHE CORPORATION - 2018 Proxy Statement	7

Key Qualifications

The following are some of the key qualifications and skills of our Board.

The lack of a mark for a particular item does not mean that the director does not possess that qualification, characteristic, skill, or experience. We look to each director to be knowledgeable in these areas; however, the mark indicates that the item is a particularly prominent qualification, characteristic, skill, or experience that the director brings to the Board.

Our Board reflects Apache’s desire that directors have the broad expertise and perspective needed to govern our business and strengthen and support senior management.

How We Pay

Our executive compensation program consists of the following elements:

▶	Base salary;

▶	Annual cash incentive bonus;

▶	Long-term compensation (performance shares, restricted stock units, and stock options); and

▶	Benefits.

CEO/ FINANCIAL ENVIRONMENTAL/ SENIOR OFFICER REPORTING INDUSTRY GLOBAL REGULATORY EXPERIENCE EXPERIENCE EXPERIENCE EXPERIENCE EXPERIENCE Annell R. Bay John J. Christmann IV Chansoo Joung Rene R. Joyce George D. Lawrence John E. Lowe William C. Montgomery Amy H. Nelson Rodman D. Patton Daniel W. Rabun Peter A. Ragauss 64% 82% 100% 82% 64% CEO/ Financial Industry Global Environmental/ Senior Reporting Experience Experience Regulatory Officer Experience Experience Experience

8	APACHE CORPORATION - 2018 Proxy Statement

2017 Executive Compensation Actions

Executive Compensation (pg. 33)

▶	We removed the annual relative TSR measure (weighted 10 percent) from the annual cash incentive bonus to avoid overlap with our long-term compensation program;

▶

We expanded the Health, Safety, Security, and Environmental (HSSE) goals component of the annual cash incentive bonus to include a comprehensive qualitative assessment of leading and lagging measures, in order to drive excellence in facets of HSSE beyond safety;

▶

We further enhanced the rigor of our reserve replacement goal for the annual cash incentive plan, to focus on quality (Finding & Development cost/BOED) of reserves in addition to quantity (as a percent of production);

▶	We reduced the enhanced life insurance benefit for the CEO by 75 percent to better align with market practice;

▶

We modified outstanding restricted stock unit awards to allow continued vesting upon retirement after attaining age 55 and a certain combination of age and years of service to better align with market practice;

▶

The MD&C Committee determined to award the corporate performance element under the annual cash incentive program at 95 percent of target, which included an eight percent discretionary reduction from the calculated achievement of 103 percent. This was at the lower end of the 88 percent to 118 percent range actually achieved, due to underperformance of our operational goals and to better align outcomes with the decline in our stock price during 2017;

▶	For the NEOs, the 2017 long-term compensation awards were based 50 percent in performance shares, 35 percent in restricted stock units, and 15 percent in options;

▶	We provided 76 percent of the CEO’s 2017 compensation in long-term equity-based awards; and

▶

For the 2018 annual cash incentive plan, we included a cash return on invested capital (CROIC) measure (weighted 20 percent) and a new strategic goal related to double-digit ROCE to further intensify our focus on efficient, profitable operations and respond to feedback gained from our investors.

Performance-Based Compensation Outcomes

Compensation outcomes from performance incentives aligned with the performance achieved as follows:

▶

The annual cash incentive program delivered a 95 percent-of-target outcome to our NEOs based on the operational, financial, and strategic performance factors described in Annual Cash Incentive Bonus (pg. 41).

▶	The 2015 Performance Share program ended on December 31, 2017 with results yielding a payout at target, based on Apache’s relative TSR rank of 6th.

Ratification of Auditors (pg. 64)

Although shareholder ratification is not required, the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2018 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice. The Board recommends a vote “FOR” the ratification of the Company’s independent auditors.

APACHE CORPORATION - 2018 Proxy Statement	9

Information on our website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

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PROXY STATEMENT

GENERAL

This proxy statement contains information about the 2018 annual meeting of shareholders of Apache Corporation. In this proxy statement both “Apache” and the “Company” refer to Apache Corporation. This proxy statement and the enclosed proxy card are being made available to you by the Company’s Board of Directors starting on or about April 9, 2018.

PURPOSE OF THE ANNUAL MEETING

At the Company’s annual meeting, shareholders will vote on the following matters:

•	Proposals 1-10: election of directors;

•	Proposal 11: ratification of appointment of Ernst & Young LLP as the Company’s independent auditors;

•	Proposal 12: advisory vote to approve the compensation of the Company’s named executive officers; and

•	Transaction of any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting.

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

WHO CAN VOTE

Only shareholders of record holding shares of Apache common stock at the close of business on the record date, March 26, 2018, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. The Company’s stock transfer books will not be closed. A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any Apache shareholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

As of February 28, 2018, there were 382,146,652 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors.

HOW TO VOTE

If your shares of Apache common stock are held by a broker, bank, or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may vote your shares at its discretion on “routine” matters to be acted upon at the annual meeting. However, your shares will not be voted on any of the “non-routine” matters described below. An absence of voting instructions on any “non-routine” matters will result in a “broker non-vote.”

The only “routine” matter to be acted upon at the annual meeting is Proposal No. 11: ratification of appointment of Ernst & Young LLP as the Company’s independent auditors. All other matters to be acted upon at the annual meeting are “non-routine” matters and, as such, if you hold all or any portion of your shares in street name and you do not give your broker or bank specific instructions on how to vote your shares, your shares will not be voted on any of the following “non-routine” matters:

•	Proposals 1-10: election of directors; and

•	Proposal 12: advisory vote to approve the compensation of the Company’s named executive officers.

If you hold shares of Apache common stock in your own name (as a “shareholder of record”), you may instruct the Company on how to vote your shares:

(1)	over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials; or

(2)

if you requested to receive printed proxy materials, by scanning the QR code on the enclosed proxy card with your mobile device (specific directions for using the mobile voting system are shown on the proxy card); or

APACHE CORPORATION - 2018 Proxy Statement	11

(3)

if you requested to receive printed proxy materials, by using the toll-free telephone number listed on the enclosed proxy card (specific directions for using the telephone voting system are included on the proxy card); or

(4)	if you requested to receive printed proxy materials, by marking, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

When using internet, mobile device, or telephone voting, the voting systems will verify that you are a shareholder through the use of a company number for Apache and a unique control number for you.

Whichever method you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted:

•	FOR the election of the nominees for director,

•	FOR the ratification of appointment of Ernst & Young LLP as the Company’s independent auditors,

•	FOR the advisory vote to approve the compensation of the Company’s named executive officers, and

•	In accordance with the judgment of the persons voting the proxy on any other matter properly brought before the meeting.

If you vote in advance using one of these methods, you may still attend and vote at the meeting. See “Revoking a Proxy” below.

VOTING 401(K) SAVINGS PLAN SHARES

If you are an employee or former employee of the Company participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, you will receive printed proxy materials, including a proxy card, in respect of such shares. You have the right to direct the plan trustee regarding how to vote the shares credited to your plan account as of the record date. The trustee for the 401(k) Savings Plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (in the manner described under “How to Vote” above) or if your proxy card is not received by May 21, 2018, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

REVOKING A PROXY

You may revoke a proxy before it is voted by submitting a new proxy with a later date by internet, mobile device, telephone, or mail (if applicable), by voting at the meeting, or by filing a written revocation with Apache’s corporate secretary. Your attendance at the annual meeting alone will not automatically revoke your proxy.

QUORUM

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

VOTES NEEDED

Election of Directors

The affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. As set forth in our bylaws, only votes FOR or AGAINST the election of a director nominee will be counted. Abstentions and broker non-votes count for quorum purposes, but not for purposes of the election of directors. A vote to ABSTAIN is not treated as a vote FOR or AGAINST and will have no effect on the outcome of the vote.

Ratification of the Appointment of Independent Auditors

The affirmative vote of a majority of the votes cast at the annual meeting is required for ratification of appointment of Ernst & Young LLP as the Company’s independent auditors. You may vote FOR or AGAINST the ratification of appointment

12	APACHE CORPORATION - 2018 Proxy Statement

of Ernst & Young LLP as the Company’s independent auditors or you may ABSTAIN. Votes cast FOR or AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote on the matter. Broker non-votes will also be counted as shares entitled to vote on this matter. A vote to ABSTAIN will have the effect of a vote AGAINST ratification of the appointment of our independent registered public accounting firm.

Advisory Vote to Approve the Compensation of Our Named Executive Officers

You may vote FOR or AGAINST the advisory vote to approve the compensation of our named executive officers or you may ABSTAIN. A majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote must be voted FOR approval of the advisory proposal in order for it to pass. Votes cast FOR or AGAINST and ABSTENTIONS with respect to the proposal will be counted as shares entitled to vote on the proposal. Broker non-votes will not be counted as shares entitled to vote on the proposal. A vote to ABSTAIN will have the effect of a vote AGAINST the proposal.

Other Business

The affirmative vote of a majority of the votes cast at the annual meeting is required for approval of any other business that may properly come before the meeting or any adjournment thereof. Only votes FOR or AGAINST approval of any other business will be counted. Abstentions and broker non-votes count for quorum purposes, but not for the voting on the approval of such other business.

WHO COUNTS THE VOTES

Representatives of EQ Shareowner Services will tabulate the votes and act as inspectors of the election.

APACHE CORPORATION - 2018 Proxy Statement	13

ELECTION OF DIRECTORS

(PROPOSAL NOS. 1 – 10)

The current terms of directors Annell R. Bay, John J. Christmann IV, Chansoo Joung, Rene R. Joyce, George D. Lawrence, John E. Lowe, William C. Montgomery, Amy H. Nelson, Daniel W. Rabun, and Peter A. Ragauss will expire at the annual meeting. Each of Ms. Bay, Mr. Christmann, Mr. Joung, Mr. Joyce, Mr. Lawrence, Mr. Lowe, Mr. Montgomery, Ms. Nelson, Mr. Rabun, and Mr. Ragauss has been recommended by the Company’s Corporate Governance and Nominating Committee and nominated by the Board of Directors for election by the shareholders to an additional one-year term. If elected, Ms. Bay, Mr. Christmann, Mr. Joung, Mr. Joyce, Mr. Lawrence, Mr. Lowe, Mr. Montgomery, Ms. Nelson, Mr. Rabun, and Mr. Ragauss will serve beginning upon their election until their respective successors shall have been duly elected and qualified at the annual meeting of shareholders in 2019.

Charles J. Pitman, who served as a director since 2000, retired from the Company’s Board of Directors effective December 31, 2017. As a result of his retirement, the size of the Board of Directors was reduced to 11 members. On February 8, 2018, Rodman D. Patton, who will reach Apache Corporation’s mandatory director retirement age of 75 in June 2018, notified the Company’s Board of Directors of his intention not to stand for re-election to the Board at the annual meeting in May 2018.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than ten nominees. The Board of Directors knows of no nominee for director who is unwilling or unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES AS DIRECTORS.

14	APACHE CORPORATION - 2018 Proxy Statement

Nominees for Election as Directors

Biographical information as of December 31, 2017, including principal occupation and business experience during the last five years, of each nominee for director, is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years. In addition, each nominee’s experience, qualifications, attributes, or skills to serve on our Board are set forth below.

ANNELL R. BAY

Board tenure and responsibilities:

Ms. Bay, 62, joined the Company’s Board of Directors in May 2014. She chairs the Corporate Governance and Nominating Committee and is a member of the Management Development and Compensation Committee.

Experience:

From July 2011 to April 2014, Ms. Bay served as vice president, Global Exploration, of Marathon Oil Corporation, having previously held the position of senior vice president, Exploration, since June 2008.

From August 2004, prior to joining Marathon, Ms. Bay served as vice president, Americas Exploration, of Shell Exploration and Production Company.

Prior to joining Shell, Ms. Bay was vice president, Worldwide Exploration, and vice president, North America Exploration, of Kerr-McGee Oil and Gas Corporation, having been with Oryx Energy prior to its merger with Kerr-McGee.

Ms. Bay serves as a director of Hunting PLC, a London-based energy service provider, and Verisk Analytics, Inc., a global data analytics provider. She also serves on the advisory boards for the Jackson School of Geosciences at the University of Texas at Austin and the Independent Petroleum Association of America Energy Education Center.

Skills and qualifications:

With her extensive executive experience in the oil and gas industry, and as a result of her service on the advisory boards of educational and industry organizations, Ms. Bay brings to the board a wealth of oil and gas exploration and operations, civic and educational experience.

As a member of public company boards in two countries having significantly different governance regulatory regimes, Ms. Bay also brings unique governance skills and experience to the board. She is a highly regarded speaker at major governance events on both sides of the Atlantic. She has hosted individual and small group meetings with large and environmental-, social- and governance- (ESG) focused shareholders. As chair of the CG&N Committee, she has overseen the updating of the Company’s governance principles and the adoption of a committee calendar formalizing oversight of key ESG subjects.

APACHE CORPORATION - 2018 Proxy Statement	15

JOHN J. CHRISTMANN IV

Board tenure and responsibilities:

Mr. Christmann, 51, was appointed the Company’s chief executive officer and president, and joined the Company’s Board of Directors effective January 20, 2015.

Experience:

Mr. Christmann previously served as the Company’s executive vice president and chief operating officer, North America, since January 2014.

From January 2010 through December 2013, he served as region vice president, Permian Region. From January 2004 through December 2009, he served as vice president, Business Development, and from April through December 2003, he served as production manager for the Gulf Coast Region. Prior to that, Mr. Christmann held various positions of increasing responsibility in the business development area since joining the Company in 1997.

Previously, Mr. Christmann was employed by Vastar Resources/ARCO Oil and Gas Company in business development, crude oil marketing, and various production, operational and reservoir engineering assignments.

Mr. Christmann received his bachelor’s degree in petroleum engineering from the Colorado School of Mines and Master of Business Administration from Southern Methodist University.

Skills and qualifications:

With over 30 years in the oil and gas industry, including over 20 years at the Company leading both operational and staff functions and most recently serving as chief executive officer, Mr. Christmann has the proficiency and depth to manage and operate a large-scale oil and gas exploration and production company.

Mr. Christmann’s extensive experience in the oil and gas industry has provided him with an in-depth understanding of successful execution and operational management in the field, an appreciation and talent for value-added merger and acquisition activity, and the expertise to oversee the strategic direction of a large, publicly traded company.

His experience, coupled with his thorough knowledge and understanding of the Company’s assets and unique operations, complement Mr. Christmann’s management strengths and enable him to lead the Company through the complexities of day-to-day operations as well as the macro economic impact of commodity prices.

16	APACHE CORPORATION - 2018 Proxy Statement

CHANSOO JOUNG

Board tenure and responsibilities:

Mr. Joung, 57, joined the Company’s Board of Directors in February 2011. He chairs the Audit Committee and is a member of the Corporate Governance and Nominating Committee.

Experience:

From 2005 to 2015, Mr. Joung was a partner and then senior advisor at Warburg Pincus LLC. He was responsible for making and monitoring investments in all sectors of the energy industry, including upstream, gas and gas liquids processing and transportation, and electric power. He was also responsible for global coordination of the firm’s renewables activities, including wind, solar, biofuels and grid storage.

From 1987 to 2004, Mr. Joung was employed by Goldman, Sachs & Co. where he held increasingly senior positions, culminating his 17-year career as head of the Americas Natural Resources Group in the investment banking division. His other leadership responsibilities in the investment banking division included stints as co-head of recruiting and co-head of women’s and diversity recruitment and development.

Prior to joining Apache’s board, Mr. Joung served as a director on two other NYSE-listed company boards: Targa Resources Partners LP from 2007 to 2011, and Targa Resources Corporation from 2010 to 2011. He also served as a director on a number of private company boards during his tenure at Warburg Pincus.

Currently, Mr. Joung is an advisory director on the advisory board of TPH Asset Management LLC, an affiliate of Tudor, Pickering, Holt & Co.

Skills and qualifications:

Mr. Joung has spent almost his entire career in the finance industry working with energy companies. Through his experiences in private equity and as an investment banker, Mr. Joung gained significant experience with energy companies, the energy industry and energy-related capital markets and mergers and acquisitions activity, which enhance his contributions to the Board. Those experiences have also given Mr. Joung the ability to identify, assess and manage risk that can affect a large energy company like Apache.

RENE R. JOYCE

Board tenure and responsibilities:

Mr. Joyce, 70, joined the Company’s Board of Directors in May 2017. He is a member of the Management Development and Compensation Committee.

Experience:

He currently serves as a director of midstream company Targa Resources Corporation (Targa Resources). Mr. Joyce previously served as executive chairman of the board of Targa Resources between 2012 and 2014 and as chief executive officer of Targa Resources between 2005 and 2011. Mr. Joyce also served as a member of the supervisory directors of Core Laboratories N.V. (Core Labs) from 2000 until May 2013.

In addition to his leadership roles with Targa Resources, several of its subsidiaries, and Core Labs, Mr. Joyce previously served as president of onshore pipeline operations of Coral Energy, LLC, a subsidiary of Shell Oil Company; and as president of energy services of Coral Energy Holding, LP, also a subsidiary of Shell and the gas and power marketing joint venture between Shell and Tejas Gas Corporation, a natural gas pipeline company.

Prior to Shell’s acquisition of Tejas in 1998, he served as president of various operating subsidiaries of Tejas. Mr. Joyce holds a Bachelor of Science degree in mechanical engineering from Louisiana State University and a law degree from Loyola University.

Skills and qualifications:

As a current director and former executive chairman and chief executive officer of Targa Resources, Mr. Joyce has gained extensive experience in the midstream sector of the oil and gas business. Given the corporation’s focus on midstream processing and takeaway capacity for its recent discovery at Alpine High, Mr. Joyce brings much needed midstream experience to the board. Mr. Joyce’s understanding of this important area of focus for the corporation enhances his contributions to the board.

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GEORGE D. LAWRENCE

Board tenure and responsibilities:

Mr. Lawrence, 67, joined the Company’s Board of Directors in May 1996. He is a member of the Audit Committee.

Experience:

From 1990 until May 1996, Mr. Lawrence was president, chief executive officer, and a director of The Phoenix Resource Companies, Inc., an international publicly-owned oil and gas company that merged with Apache in 1996.

In 1985, Mr. Lawrence began his oil and gas career with the predecessor to Phoenix, holding management positions with increasing responsibility, culminating in his appointment as president and chief executive officer and his service as a director until the Phoenix and Apache merger.

Since retiring from Phoenix, Mr. Lawrence has been a private investor.

Prior to entering the oil and gas business, Mr. Lawrence served in the Environmental Enforcement Section of the United States Department of Justice, his last position there being assistant chief.

Skills and qualifications:

During his tenure as president and chief executive officer of Phoenix, Mr. Lawrence gained valuable corporate leadership experience in all aspects of business, including finance, securities, operations, strategy and risk.

At Phoenix and its predecessor, Mr. Lawrence was extensively involved in international operations spread over several continents, and he was especially instrumental in leading Phoenix’s operations in Egypt, an area that remains important to Apache’s operations.

His dedication to environmental responsibility stemming from his service in the Department of Justice Environmental Enforcement Section continues to this day.

JOHN E. LOWE

Board tenure and responsibilities:

Mr. Lowe, 58, joined the Company’s Board of Directors in July 2013 and became non-executive chairman as of May 2, 2015.

Experience:

Mr. Lowe enjoyed a 30-year career with ConocoPhillips and Phillips Petroleum Company, serving in positions of increasing responsibility during that time. Most recently, he served as assistant to the chief executive officer of ConocoPhillips, a position he held from 2008 until Phillips 66 was spun-off from ConocoPhillips in 2012.

Previously, Mr. Lowe held a series of executive positions in the exploration and production, commercial, and planning areas of ConocoPhillips, including executive vice president, exploration and production from 2007 to 2008; executive vice president, Commercial from 2006 to 2007; and executive vice president, planning, strategy, and corporate affairs from 2002 to 2006, as a part of which his responsibilities included government relations, public affairs, and corporate technology.

Mr. Lowe is a member of the board of directors for Phillips 66, Houston, Texas, and TransCanada Corporation, Calgary, Alberta. He is a senior executive advisor to Tudor, Pickering, Holt & Co. He is a former board member of Agrium Inc., Chevron Phillips Chemical Co. LLC, DCP Midstream LLC, and DCP Midstream GP LLC, the general partner of DCP Midstream Partners LP.

Skills and qualifications:

With over 30 years of experience in the oil and gas industry, and as an executive of ConocoPhillips, a director of Phillips 66, a director of TransCanada, a senior executive advisor to Tudor, Pickering, Holt & Co., and a former director of Agrium, Chevron Phillips Chemical Co. LLC, DCP Midstream LLC, and DCP Midstream GP, Mr. Lowe brings valuable experience to the board, including experience identifying, assessing and minimizing risks faced by oil and gas companies.

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WILLIAM C. MONTGOMERY

Board tenure and responsibilities:

Mr. Montgomery, 56, joined the Company’s Board of Directors in September 2011. He chairs the Management Development and Compensation Committee and is a member of the Corporate Governance and Nominating Committee.

Experience:

From October 2002 to April 2011, Mr. Montgomery was a partner in the investment banking division of Goldman, Sachs & Co., where he headed the firm’s Americas Natural Resources Group as well as its Houston office and was a member of the Investment Banking Services Leadership Group. Over the span of 22 years as an investment banker, Mr. Montgomery focused globally on large cap energy companies, primarily in the upstream, integrated and oil service sectors.

Since July 2011, Mr. Montgomery has served as a partner of Quantum Energy Partners, a private equity firm that focuses on investments in the energy and power industries. He is a member of Quantum Energy’s executive and investment committees. In October 2015, Mr. Montgomery was elected a director of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P., and serves on its audit and conflicts committee.

Mr. Montgomery has been an active civic leader, chairing the boards of the Houston Museum of Natural Science and the St. Francis Episcopal Day School. He currently serves on the board of trustees of the Kinkaid School, the Episcopal Health Foundation, and the board of visitors of the MD Anderson Cancer Center.

Skills and qualifications:

Mr. Montgomery has spent almost his entire career working in the finance industry focusing on large-cap energy companies. Formerly as an investment banker and now in private equity, Mr. Montgomery has gained significant experience with the energy industry and energy-related capital markets. The Company also benefits from the extensive relationships that Mr. Montgomery has formed throughout his career serving various global energy companies. Mr. Montgomery’s contributions to the Board are aided by the knowledge and experience he gained from his current and former roles, which have involved broad and deep exposure to key issues impacting the upstream, midstream, and oil services sectors.

AMY H. NELSON

Board tenure and responsibilities:

Ms. Nelson, 48, joined the Company’s Board of Directors in February 2014. She is a member of the Audit Committee.

Experience:

Ms. Nelson is the president of Greenridge Advisors, LLC, which she founded in 2007 as an energy services and equipment consulting firm focused on the development, execution, and financing of growth strategies. Ms. Nelson advises her clients on strategy development, capital allocation, acquisition evaluation and infrastructure development. Her clients span a broad range of oilfield service, product and geographic markets.

From 2000 to 2007, Ms. Nelson served as a vice president of SCF Partners, an oilfield service and equipment-focused private equity firm, where she concentrated on investment strategy, investment execution and portfolio company management.

From 1992 to 1998, Ms. Nelson worked for Amoco Production Company in planning, project management and engineering roles.

Skills and qualifications:

Ms. Nelson has devoted her career to serving companies in the oil and gas industry. Ms. Nelson’s experiences have provided her with valuable insight into corporate strategy, capital allocation, and the assessment and management of risks faced by oil and gas companies.

Over the past decade, Ms. Nelson has also developed substantial water-related expertise in unconventional field development water cycle, including treatment technologies, water delivery and take-away temporary and permanent infrastructure, frac-water sources, containment and salt water disposal, management of access rights to ground, surface, industrial, and municipal water sources, and management of regulatory and compliance issues. Ms. Nelson’s understanding of this important environmental subject enhances her contributions to the board.

APACHE CORPORATION - 2018 Proxy Statement	19

DANIEL W. RABUN

Board tenure and responsibilities:

Mr. Rabun, 63, joined the Company’s Board of Directors in May 2015. He is a member of the Management Development and Compensation Committee.

Experience:

From 2007 to his retirement in May 2015, Mr. Rabun served as the chairman of Ensco plc, an offshore drilling services company based in London. He retired as president and chief executive officer of Ensco in June 2014, having held the office of chief executive officer for more than seven years and president for more than eight years.

From 1986 through 2005, prior to joining Ensco, Mr. Rabun was a partner with the international law firm of Baker & McKenzie LLP, where he provided legal advice to oil and gas companies.

Mr. Rabun is a non-executive director of Golar LNG Ltd. During 2012, he served as chairman of the International Association of Drilling Contractors. Mr. Rabun has also been a certified public accountant since 1976.

Skills and qualifications:

Mr. Rabun brings a variety of experiences to our board, including service as chairman of the board, president and chief executive officer of Ensco. During Mr. Rabun’s term at Ensco, Ensco drilled some of the most complex wells for super majors, national oil companies and independent operators in nearly every strategic oil and gas area in the world, from the North Sea to the “golden triangle” of the Gulf of Mexico, Brazil and West Africa, and from the Middle East and the Mediterranean to Asia and Australia. In addition, Mr. Rabun’s experience as a non-executive director of Golar LNG Ltd. gives him invaluable insight into the global liquid natural gas business, which will be beneficial to the corporation in its efforts to market natural gas from the Alpine High discovery in the Delaware Basin.

Mr. Rabun’s international experience, global perspective, experience with strategic acquisitions and financial acumen from having served as a public company’s chairman, president and chief executive officer assist the Board in the assessment and management of risks faced by oil and gas companies.

PETER A. RAGAUSS

Board tenure and responsibilities:

Mr. Ragauss, 60, joined the Company’s Board of Directors in December 2014. He is a member of the Audit Committee.

Experience:

In November 2014, Mr. Ragauss retired from Baker Hughes after serving eight years as senior vice president and chief financial officer.

From 2003 to 2006, prior to joining Baker Hughes, Mr. Ragauss was controller, Refining and Marketing, for BP p.l.c. From 2000 to 2003, he was chief executive officer for Air BP. From 1998 to 2000, he was assistant to group chief executive for BP Amoco. He was vice president of Finance and Portfolio Management for Amoco Energy International when Amoco Corporation merged with BP.

From 1996 to 1998, Mr. Ragauss served as vice president of Finance for El Paso Energy International. He held positions of increasing responsibility at Tenneco Inc. from 1993 to 1996, and Kidder, Peabody & Co. Incorporated from 1987 to 1993.

Mr. Ragauss was elected a director of The Williams Companies, Inc. in September 2016.

Skills and qualifications:

Mr. Ragauss brings a wealth of accounting, financial and executive experience to the board, having held senior positions, including as chief executive officer, chief financial officer, controller and vice president finance. His wide and varied experiences in the oil and gas industry, including in the area of finance, have provided him with a unique understanding and insight concerning the risks faced by oil and gas companies.

20	APACHE CORPORATION - 2018 Proxy Statement

Director Independence

During 2017 and the first two months of 2018, the Board of Directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Christmann) and all other relevant facts and circumstances. As a result of the evaluation, the Board of Directors determined, as required by the Company’s Governance Principles, that each non-employee director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc. (“NYSE”), The NASDAQ National Market (“NASDAQ”), and the Securities and Exchange Commission (“SEC”). The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

The Company’s Governance Principles require that the independent directors meet in executive session at least twice each year; in 2017, they met five times in executive session. These executive sessions are chaired by a non-executive chairman or a lead director. Pursuant to the Company’s Governance Principles, the non-executive chairman or lead director is an independent director who is elected from time to time, but not less than annually, by the affirmative vote of a majority of the independent directors. In addition to chairing the executive sessions, the non-executive chairman or lead director discusses management’s proposed meeting agenda with the other independent directors and reviews the approved meeting agenda with our chief executive officer, leads the discussion with our chief executive officer following the independent directors’ executive sessions, ensures that the Board’s individual group and committee self-assessments are done annually, leads periodic discussions with other Board members and management concerning the Board’s information needs, and is available for discussions with major shareholders. John E. Lowe has served as the Company’s non-executive chairman since May 2015. The role and responsibilities of the non-executive chairman or lead director and the method established for communication of concerns to the independent directors are included in the Company’s Governance Principles.

Reporting of Concerns to Independent Directors

Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, and the corporate secretary will forward such communications to the independent directors.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

At different times in the Company’s history the positions of chair and chief executive officer have been split or combined as circumstances have warranted. Consistent with good governance practices, the Company took the opportunity presented by the retirement of our former chief executive officer and president to create a position for an independent non-executive chairman. Independent director John E. Lowe was appointed non-executive chairman effective May 2, 2015. The board regularly reviews all aspects of its governance profile, including the Board leadership structure, and will make changes as appropriate.

Risk Oversight

The goal of the Company’s risk management process is to understand and manage risk; management is responsible for identifying and managing the risks, while directors provide oversight to management in this process. Management identifies the significant risks facing the Company and the approaches to mitigate such risks. The Company’s Governance Principles state that in addition to its general oversight of management, the Board of Directors is responsible for a number of specific functions, including assessing major risks facing the Company and reviewing options for their mitigation.

Our Board of Directors has three standing independent committees: Audit, Corporate Governance and Nominating, and Management Development and Compensation. Our Audit Committee is primarily responsible for overseeing the Company’s financial risk management processes on behalf of the Board. The Audit Committee charter provides that the Audit Committee should review and discuss with management (and, if appropriate, the Auditor) risks related to financial matters, including, but not limited to, credit ratings, derivatives and hedging strategies, counterparties to financial instruments, debt, leases, and other balance sheet items and financial risks. In addition, the Audit Committee reports to the Board of Directors, which also considers the Company’s entire risk profile. The Audit Committee and the Board of Directors obtain input from management regarding the most significant risks facing the Company and the Company’s risk management strategy including financial, operational, and cybersecurity risks.

The Audit Committee and the Board endeavor to ensure that the risks undertaken are consistent with the Board’s tolerance for risk. While the Board is responsible for setting, monitoring, and maintaining the Company’s risk management

APACHE CORPORATION - 2018 Proxy Statement	21

policies and practices, the Company’s executive officers and members of our management team are responsible for implementing and overseeing our day-to-day risk management processes. Additionally, the Board has created a Corporate Risk Management Committee composed of certain members of our management team. The Corporate Risk Management Committee monitors and manages risks and is tasked with, among other things, ensuring sound policies, procedures, and practices are in place to address corporate-wide management of risks including financial, operational, and cybersecurity risks. The Company believes that this division of responsibility is the most effective way to monitor and control risk.

In addition to the oversight provided by our full Board of Directors, Audit Committee, executive officers and the members of our management team, including our Corporate Risk Management Committee, our independent directors hold regularly scheduled executive sessions as often as they deem appropriate, but in any event at least twice each year. These executive sessions provide an additional avenue through which we monitor the Company’s risk exposure and policies regarding risk management.

For risk considerations in our compensation programs, please see “Compensation Discussion and Analysis – Risk Considerations in Our Compensation Programs” included in this proxy statement.

Standing Committees and Meetings of the Board of Directors

The Board of Directors has an Audit Committee, a Corporate Governance and Nominating (“CG&N”) Committee, and a Management Development and Compensation (“MD&C”) Committee. Actions taken by these committees are reported to the Board of Directors at the next Board meeting. During 2017, each of the Company’s continuing directors attended at least 75 percent of all meetings of the Board of Directors and committees of which he or she was a member. All directors attended the Company’s 2017 annual meeting of shareholders held on May 11, 2017.

Name	Board	Audit	CG&N	MD&C
Annell R. Bay
John J. Christmann IV
Chansoo Joung
Rene R. Joyce
George D. Lawrence
John E. Lowe
William C. Montgomery
Amy H. Nelson
Daniel W. Rabun
Peter A. Ragauss
No. of Meetings in 2017	10	9	6	5

Independent Non-Executive Chairman of the Board

Committee Chairman

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s consolidated financial statements, accounting and financial reporting processes, and systems of internal controls over accounting and financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence, and performance, including sole authority for appointment, compensation, oversight, evaluation, and termination; (iv) the performance of the Company’s internal audit function; (v) the report of the Audit Committee required by the rules of the SEC, as included in this proxy statement; and (vi) the fulfillment of the other responsibilities set out in its charter. The Audit Committee charter, as adopted by the Board of Directors and which reflects applicable SEC, NYSE, and NASDAQ rules and regulations, is available on the Company’s website (www.apachecorp.com).

22	APACHE CORPORATION - 2018 Proxy Statement

As described more fully above in “Board Leadership Structure and Risk Oversight,” the Audit Committee is also tasked with overseeing the guidelines, policies, and controls governing the process by which management of the Company assesses and manages the Company’s exposure to risk.

The Board of Directors has determined that all members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, and each are considered “financially literate” under NYSE rules. During 2017 and the first two months of 2018, the Board of Directors reviewed the composition of the Audit Committee pursuant to the rules of the SEC, NYSE, and NASDAQ governing audit committees. Based on this review, the Board of Directors confirmed that all members of the Audit Committee are “independent” under the SEC, NYSE, and NASDAQ rules.

CG&N Committee

The duties of the CG&N Committee include recommending to the Board of Directors the slate of director nominees submitted to the shareholders for election at each annual meeting and proposing qualified candidates to fill vacancies on the Board of Directors. The CG&N Committee is also responsible for developing corporate governance principles for the Company, reviewing related party transactions, and overseeing the evaluation of the Board of Directors. During 2017 and the first two months of 2018, the Board of Directors reviewed the composition of the CG&N Committee pursuant to the rules of the NYSE and NASDAQ governing nominating and governance committees. Based on this review, the Board of Directors confirmed that all members of the CG&N Committee are “independent” under the NYSE and NASDAQ rules. The CG&N Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

The CG&N Committee considers director nominee recommendations from executive officers of the Company, independent members of the Board, and shareholders of the Company, as well as recommendations from other interested parties. The CG&N Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Shareholder recommendations for director nominees received by Apache’s corporate secretary (at the address for submitting shareholder proposals and nominations set forth under the heading “Future Shareholder Proposals and Director Nominations” below) are forwarded to the CG&N Committee for consideration.

MD&C Committee

The MD&C Committee reviews the Company’s management resources and structure and administers the Company’s compensation programs and retirement, stock purchase, and similar plans. During 2017 and the first two months of 2018, the Board of Directors reviewed the composition of the MD&C Committee pursuant to the rules of the NYSE and NASDAQ governing compensation committees. Based on this review, the Board of Directors confirmed that all members of the MD&C Committee are “independent” under the NYSE and NASDAQ rules. All members of the Committee are also “outside directors,” as defined by applicable federal tax law or regulations of the Internal Revenue Service. The MD&C Committee charter, as adopted by the Board of Directors, is available on the Company’s website (www.apachecorp.com).

Committee Charters

You can access electronic copies of the charters of the Audit Committee, CG&N Committee, and MD&C Committee of the Board of Directors on the Company’s website (www.apachecorp.com). Our Governance Principles and our Code of Business Conduct, which meet the requirements of a code of ethics under applicable SEC regulations and NYSE and NASDAQ standards, each document as amended from time to time, are also available on the Company’s website. You may request printed copies of any of these documents by writing to Apache’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

Board and Committee Evaluations

Our Board of Directors recognize that a thorough evaluation process is an important element of corporate governance and enhances our Board’s effectiveness. Therefore, each year, the independent non-executive chairman of the Board oversees the evaluation process to ensure that the full Board and each committee conduct an assessment of their performance and solicit feedback for areas of improvement. With respect to the full Board, our chairman interviews each Board member individually in a wide ranging interview to solicit Board performance feedback. In turn, the chairwoman of the CG&N Committee interviews each Board member to solicit feedback on the non-executive chairman’s performance. Each committee also conducts a thorough annual self-evaluation through the use of a written questionnaire. These evaluations are then reviewed and shared with the full board during executive session.

APACHE CORPORATION - 2018 Proxy Statement	23

Criteria for New Board Members and Re-Election of Board Members

The CG&N Committee considers the following criteria in recommending new nominees or the re-election of directors to the Company’s Board of Directors and its committees:

•

Expertise and perspective needed to govern the business and strengthen and support senior management; for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions.

•	Interest and enthusiasm in the Company and a commitment to become involved in its future.

•	The time and energy to meet Board of Directors commitments.

•	Ability to constructively participate in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Dedication to the highest health, safety, and environmental standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.

All decisions to recommend the nomination of a new nominee for election to the Board of Directors or for the re-election of a director are within the sole discretion of the CG&N Committee.

The above criteria and guidelines, together with the section of the Company’s Governance Principles entitled “Qualifications of Board Members,” constitute the policy of the CG&N Committee regarding the recommendation of new nominees or the re-election of directors to the Company’s Board of Directors or its committees. The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

Diversity

Company policy precludes directors and employees from discriminating against any protected group. As such, all director candidates are evaluated, and the decision of whether or not to nominate a particular candidate is made, based solely on Company- and work-related factors and not with regard to a candidate’s or director’s inclusion in any protected class or group identified in the Company’s anti-discrimination policy. The Company’s approach to Board diversity complements this policy without conflicting with it. We believe that Board diversity in all its aspects is essential to our business. Our criteria for Board selection, summarized above, operates as our diversity policy.

24	APACHE CORPORATION - 2018 Proxy Statement

Report of the Audit Committee

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is operated under a charter that specifies the scope of the Committee’s responsibilities. The charter, which is reviewed annually and available on the Company’s website (www.apachecorp.com), was last amended and restated effective May 11, 2017.

The Board of Directors has determined that all five members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules, and regulations, including the listing standards of the New York Stock Exchange and the NASDAQ National Market and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

The Company’s management has the primary responsibility for preparing the Company’s financial statements, managing the accounting and financial reporting processes, devising and maintaining the systems of internal controls over financial reporting, and assessing the effectiveness of internal controls over financial reporting. Ernst & Young LLP, Apache’s independent registered public accounting firm (the “independent auditors”), is responsible for the integrated audit of the consolidated financial statements and auditing the Company’s internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures on behalf of the Board of Directors.

The Audit Committee held nine meetings during fiscal year 2017, including the four in-person meetings referenced below. The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function, and the Company’s independent auditors. Meeting agendas are set based upon the Audit Committee Charter and also include suggested topics from Committee members and/or other relevant topics. At the four Audit Committee meetings held in person during 2017, the Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

The Committee is responsible for oversight of the qualifications, performance, and independence of the Company’s independent auditors and annually determines whether to retain the Company’s current independent auditors or retain another auditor. In doing so, the Audit Committee takes into consideration a number of factors, including the historical and recent performance of the independent auditors and lead partner, its global capabilities, its knowledge of the Company’s operations and industry, external data relating to audit quality and performance, including recent Public Company Accounting Oversight Board (United States) (“PCAOB”) reports, and independence. The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditors, in both fact and appearance.

The Audit Committee discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee reviewed with the independent auditors, which is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the PCAOB, including PCAOB Auditing Standard No. 1301, Communications With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent auditors the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent auditors’ independence.

The Audit Committee also reviewed and discussed together with management, the internal auditors, and the independent auditors the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, including the clarity of disclosures in the financial statements, the results of management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the independent auditors’ audit of the Company’s internal controls over financial reporting.

APACHE CORPORATION - 2018 Proxy Statement	25

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2017, filed by the Company with the Securities and Exchange Commission.

February 20, 2018	Members of the Audit Committee

Chansoo Joung, Chairman George D. Lawrence Amy H. Nelson Rodman D. Patton Peter A. Ragauss

26	APACHE CORPORATION - 2018 Proxy Statement

Director Compensation

Summary of 2017 Director Compensation

Under the terms of the Company’s Non-Employee Directors’ Compensation Plan, as amended and restated on July 13, 2017 (the “Directors’ Compensation Plan”), and the Company’s Non-Employee Directors’ Restricted Stock Units Program (the “RSU Program”), each non-employee director receives an annual retainer, paid one-third in cash and two-thirds in stock.

The equity component of the annual board retainer for the Company’s non-employee directors is not paid out until the non-employee director retires or otherwise leaves the Board of Directors.

The retirement plan for the Company’s non-employee directors limits participation to those members first elected to the Board of Directors on or before June 30, 2014.

Non-Employee Directors’ Cash Compensation

During 2017, under the terms of the Directors’ Compensation Plan, each non-employee director received an annual cash retainer of $100,000 for service on the Board of Directors, the non-executive chairman of the Board received an additional annual cash retainer of $100,000, and the chair of each committee and members of the Audit Committee (beginning third quarter 2017) received an additional cash retainer. There were no separate meeting attendance fees.

Under the terms of the Directors’ Compensation Plan, non-employee directors can defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of Apache common stock. After such election, amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of Apache common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period.

Non-Employee Directors’ Restricted Stock Units Program

During 2017, pursuant to the RSU Program, all non-employee directors were eligible to receive grants of restricted stock units (“RSUs”) at the end of each calendar quarter, with the number of RSUs calculated by dividing $50,000 by the fair market value of a share of Apache common stock on the date of grant, rounded down to the nearest whole number. Pursuant to the RSU Program, the Company’s non-executive chairman of the Board was also eligible to receive additional grants of RSUs at the end of each calendar quarter, with the number of RSUs calculated by dividing $25,000 by the fair market value of a share of Apache common stock on the date of grant, rounded down to the nearest whole number.

Grants under the RSU Program were made pursuant to the Company’s 2016 Omnibus Compensation Plan.

Each RSU is equivalent to one share of Apache common stock. If applicable, the grant is prorated for the non-employee director’s or non-executive chairman’s service during the calendar quarter.

The RSUs vest as of the grant date, with 100 percent automatic, mandatory deferral into the Outside Directors’ Deferral Program (the “Deferral Program”) established pursuant to the Company’s 2016 Omnibus Compensation Plan. Deferrals are invested in stock units with each stock unit being equivalent to one share of Apache common stock. Stock units accrue dividends as if the stock was issued and outstanding when such dividends were payable, and all dividend amounts are invested in additional stock units. All stock units are maintained in a separate memorandum account for each non-employee director. Stock units in the Deferral Program will be converted to shares of Apache common stock and paid out upon the non-employee director’s retirement or other termination of his or her directorship.

Annual Review of Director Compensation

In our annual review of director compensation, the benchmarking analysis provided to the Board for 2017 indicated that the average director compensation was just above the 25th percentile of our Compensation Peer Group (as defined in the Compensation Discussion and Analysis section) at that time.

Director Share Ownership Requirement

The Company has a minimum share ownership requirement for non-employee directors that requires each non-employee director to directly own shares and/or share equivalents the total value of which is equal to or greater than six times the

APACHE CORPORATION - 2018 Proxy Statement	27

annual Board retainer paid in cash, excluding additional retainers for service as a committee chair or as non-executive chairman. Based on an annual Board cash retainer of $100,000, each non-employee director is required to own shares and/or share equivalents the total value of which is at least $600,000 based on the value as of the acquisition date.

Non-employee directors must meet the ownership requirement within three years of the later of (i) July 16, 2014 or (ii) the date of his or her appointment to the Board of Directors. Once achieved, each non-employee director must continue to meet the minimum share ownership requirement for the duration of his or her service on the Board. As of February 28, 2018, each non-employee director, other than Mr. Rabun directly owned shares of the Company’s common stock and/or share equivalents with total value equal to or greater than $600,000 (six times the annual cash board retainer). Mr. Rabun has until May 13, 2018, to meet the requirement. See beneficial ownership information under the heading “Securities Ownership and Principal Holders” below.

Pledging and Hedging Policies

The Company has a pledging policy that prohibits non-employee directors and executive officers from holding Apache securities in a margin account or pledging any Apache securities as collateral for a loan. The Company also has a hedging policy that prohibits non-employee directors and executive officers from entering into any hedge, or other transaction (such as puts, calls, options, or other derivative securities) in Apache securities that has the effect of limiting the risk of ownership of Apache common stock or stock options. As of the date of this proxy statement, each non-employee director was in compliance with the Company’s pledging and hedging policies.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992. The Outside Directors’ Retirement Plan was most recently amended on July 16, 2014, effective as of June 30, 2014, to (i) limit participation to those members first elected to the Board of Directors on or before June 30, 2014 and (ii) specify that the amount of benefits will be determined as of the earlier of the date the non-employee director ceases to be a member of the Board of Directors or June 30, 2014, at which date the annual cash Board retainer was $150,000.

The plan is administered by the MD&C Committee and generally pays an annual benefit equal to 100 percent of the retired director’s annual cash Board retainer for a period based on length of service. Payments are made either (i) on a quarterly basis, for a maximum of ten years, or (ii) in a single lump sum equal to the net present value of the quarterly payments to which the director is entitled, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2017, benefits were paid under this plan to four former directors who retired from the Company’s Board of Directors in 2013, 2014, or 2015.

Prior Plan for Directors’ Equity Compensation

The Equity Compensation Plan for Non-Employee Directors, originally established in February 1994, was terminated in January 2007. The original expiration date for this plan was July 1, 2009, with a maximum of 50,000 shares of common stock (115,500 shares after adjustment for the Company’s 2002 and 2003 stock dividends and 2004 stock split) for awards granted during the term of the plan. However, in February 2007, the plan was amended to provide that no new awards would be granted subsequent to January 1, 2007, and no awards have been made since that date. The plan continues in existence solely for the purpose of governing still-outstanding awards made prior to January 1, 2007.

Awards were made from shares of common stock held in the Company’s treasury and were automatic and non-discretionary. All shares awarded under the plan have vested, have full dividend and voting rights, and are not eligible for sale while the non-employee director is still serving as a member of the Board of Directors.

28	APACHE CORPORATION - 2018 Proxy Statement

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2017:

Name(1) (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)(3)	All Other Compensation ($) (g)	Total ($) (h)
Annell R. Bay	115,000	199,898	—	—	—	—	314,898
Chansoo Joung	120,000	199,898	—	—	—	—	319,898
Rene R. Joyce(4)	64,011	127,948	—	—	—	—	191,959
George D. Lawrence	102,500	199,898	—	—	—	—	302,398
John E. Lowe	200,000	299,801	—	—	—	—	499,801
William C. Montgomery	120,000	199,898	—	—	—	—	319,898
Amy H. Nelson	102,500	199,898	—	—	—	—	302,398
Rodman D. Patton(6)	102,500	199,898	—	—	—	—	302,398
Charles J. Pitman(5)	100,000	199,898	—	—	—	—	299,898
Daniel W. Rabun	100,000	199,898	—	—	—	—	299,898
Peter A. Ragauss	102,500	199,898	—	—	—	—	302,398

(1)

Employee directors do not receive additional compensation for serving on the Board of Directors. John J. Christmann IV, the Company’s chief executive officer and president, is not included in this table as he was an employee of the Company during 2017. The compensation he received as an employee of the Company is shown in the Summary Compensation Table.

(2)

Grant date fair value, as computed in accordance with FASB ASC Topic 718, of RSUs granted during 2017 to each non-employee director based on the per share closing price of the Company’s common stock on the date of grant.

None of the non-employee directors had unvested RSUs or restricted Apache common stock at year-end 2017.

(3)	Earnings not included in column (f) of the Director Compensation Table as they are not above-market or preferential earnings.

(4)	Mr. Joyce joined the Board effective May 11, 2017.

(5)	Mr. Pitman retired from the Board effective December 31, 2017.

(6)	On February 8, 2018, Mr. Patton informed the Board of his intention not to stand for re-election to the Board at the May 2018 Annual Meeting of Stockholders.

APACHE CORPORATION - 2018 Proxy Statement	29

Securities Ownership and Principal Holders

The following tables set forth, as of February 28, 2018, the beneficial ownership of the Company’s common stock, par value $0.625 per share, of (i) each director or nominee for director of the Company, (ii) the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers who served as officers of the Company during 2017, and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Annell R. Bay	13,943	(3)	*
Chansoo Joung	59,817	(3)	*
Rene R. Joyce	12,893	(3)
George D. Lawrence	67,697	(2)(3)	*
John E. Lowe	35,084	(3)	*
William C. Montgomery	34,679	(3)	*
Amy H. Nelson	16,878	(3)	*
Rodman D. Patton	65,481	(2)(3)	*
Daniel W. Rabun	10,996	(3)	*
Peter A. Ragauss	12,444	(3)	*
John J. Christmann IV	677,789	(4)(5)(6)(7)	*
Stephen J. Riney	179,830	(5)(6)(7)	*
P. Anthony Lannie	273,782	(5)(6)(7)	*
W. Kregg Olson	309,414	(4)(5)(6)(7)	*
Timothy J. Sullivan	159,388	(4)(5)(6)(7)	*
All directors, nominees, and executive officers as a group (including the above named persons)	2,254,934	(4)(5)(6)(7)	*

*	Represents less than one percent of outstanding stock of common stock.

(1)

All ownership is sole and direct unless otherwise noted. Inclusion of any common stock not owned directly shall not be construed as an admission of beneficial ownership. Fractional stock have been rounded to the nearest whole share.

(2)	Includes vested restricted common stock awarded under the Company’s Equity Compensation Plan for Non-Employee Directors.

(3)

Includes the following common share equivalents related to retainer fees deferred under the Company’s Non-Employee Directors’ Compensation Plan and/or the Company’s Outside Directors’ Deferral Program: Ms. Bay – 13,943; Mr. Joung – 14,532; Mr. Joyce – 2,893; Mr. Lawrence – 24,731; Mr. Lowe – 20,084; Mr. Montgomery – 14,532; Ms. Nelson – 14,378; Mr. Patton – 34,811; Mr. Rabun – 10,996; and Mr. Ragauss – 12,444.

(4)

Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Christmann – 40,334; Mr. Olson – 16,591; Mr. Sullivan – 6,578; and all executive officers as a group – 65,567.

(5)

Includes the following shares of common stock issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Christmann – 167,772; Mr. Riney – 36,290; Mr. Lannie – 112,539; Mr. Olson – 100,457; Mr. Sullivan – 53,620; and all executive officers as a group – 558,370.

(6)

Includes the following shares of common stock held by the trustee of the Company’s 401(k) Savings Plan and/or Non-Qualified Retirement/Savings Plan: Mr. Christmann – 76,729; Mr. Riney – 18,489; Mr. Lannie – 30,930; Mr. Olson – 40,912; Mr. Sullivan – 12,579; and all executive officers as a group – 225,389.

(7)

Includes the following RSUs granted under the Company’s 2011 Omnibus Equity Compensation Plan and the 2016 Omnibus Compensation Plan: Mr. Christmann – 238,494; Mr. Riney – 81,086; Mr. Lannie – 73,288; Mr. Olson – 56,225; Mr. Sullivan – 48,428; and all executive officers as a group – 619,124.

30	APACHE CORPORATION - 2018 Proxy Statement

The following table sets forth the only persons known to the Company to be the owners of more than five percent (5%) of the outstanding shares of the Company’s common stock as of December 31, 2017, based on the information available as of February 28, 2018, according to reports filed with the SEC:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock par value $0.625	Dodge & Cox 555 California Street, 40th Floor San Francisco, California 94104	31,343,245 (a)	8.20
Common Stock par value $0.625	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	26,996,998 (b)	7.08
Common Stock par value $0.625	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	25,437,728 (c)	6.70
Common Stock par value $0.625	Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101 Tucson, Arizona 85756	20,650,094 (d)	5.40
Common Stock par value $0.625	State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	20,023,249 (e)	5.26

(a)	Per Schedule 13G/A filed by Dodge & Cox on February 13, 2018.
(b)	Per Schedule 13G/A filed by The Vanguard Group on February 12, 2018.
(c)	Per Schedule 13G/A filed by BlackRock, Inc. on February 8, 2018.
(d)	Per Schedule 13G/A filed by Davis Selected Advisors on February 13, 2018.
(e)	Per Schedule 13G filed by State Street Corporation on February 13, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, as well as beneficial owners of ten percent or more of the Company’s common stock, to report their holdings and transactions in the Company’s securities. Based on information furnished to the Company and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2017, the Company’s directors and officers timely filed all reports required by Section 16(a).

Equity Compensation Plan Information

The following table summarizes information as of December 31, 2017, relating to the Company’s equity compensation plans, under which grants of stock options, RSUs, and other rights to acquire shares of Apache common stock may be granted from time to time.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders(1)(5)	11,488,207	83.37(3)	16,939,823(4)
Equity compensation plans not approved by security holders(2)(5)	205,836	—	571,207
TOTAL	11,694,043	83.37(3)	17,511,030

APACHE CORPORATION - 2018 Proxy Statement	31

(1)	Includes the Company’s 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan.

(2)	Includes the Directors’ Compensation Plan and Deferred Delivery Plan.

The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from RSUs granted under the 2007 Omnibus Equity Compensation Plan, the 2011 Omnibus Equity Compensation Plan, and the 2016 Omnibus Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted-average exercise price of outstanding stock options; excludes RSUs, performance-based stock units, and deferred stock units.

(4)	Available for grant under the 2016 Omnibus Compensation Plan, as of December 31, 2017.

(5)

See Note 11 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2017, for the material features of the 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan.

Executive Officers of the Company

Biographical information, as of December 31, 2017, for the executive officers of the Company is set forth below. Biographical information for John J. Christmann IV is set forth above under the caption “Nominees for Election as Directors.”

GRADY L. ABLES, 56, was appointed senior region vice president – North Sea, Egypt, Houston Operations and HSSE in February 2018, having been senior region vice president – North Sea Operations, HSSE and Global Technical Services since July 31, 2017; senior region vice president – North Sea and Canada since June 2016; region vice president – Canada region and president of Apache Canada since June 2015, and region vice president – central region since July 2014. Prior to joining the Company in 2007 as drilling manager for joint venture Khalda Petroleum Company in Egypt, his experience included 17 years with Total Fina Elf and its predecessor company.

REBECCA A. HOYT, 53, was appointed senior vice president, chief accounting officer, and controller in August 2014, having been vice president, chief accounting officer, and controller since November 2010. She previously served as the Company’s vice president and controller since November 2006, assistant controller since 2003, and held positions of increasing responsibility within the accounting area since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993.

P. ANTHONY LANNIE, 63, was appointed executive vice president and general counsel in August 2009, and was interim chief financial officer from October 9, 2014 through March 2, 2015. Mr. Lannie served as senior vice president and general counsel since May 2004, and vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.

W. KREGG OLSON, 64, was appointed executive vice president—corporate reservoir engineering in August 2009, having been senior vice president—corporate reservoir engineering since September 2007, and vice president—corporate reservoir engineering since January 2004. Prior to that, Mr. Olson served as director of technical services from 1995 through 2003, and held positions of increasing responsibility within corporate reservoir engineering since joining the Company in 1992. Previously, he was associated with Grace Petroleum Corporation.

DOMINIC J. RICOTTA, 53, was appointed senior vice president – human resources in September 2016, having been vice president and associate general counsel since July 2010, and assistant general counsel since May 2007. Prior to joining the Company in 1998, he was a partner in the law firm of Holme, Roberts & Owen LLP.

STEPHEN J. RINEY, 57, was appointed executive vice president on February 18, 2015, and chief financial officer effective March 3, 2015. Prior to joining the Company, he served as chief financial officer for BP Exploration and Production from July 2012 to January 2015, and global head of mergers and acquisitions for BP p.l.c. from January 2007 to June 2012.

TIMOTHY J. SULLIVAN, 62, was appointed executive vice president – operations support effective January 1, 2016, having been senior vice president – operations support since June 2015. In this role, he supports the Company’s CEO in operational strategy, goal setting, capital allocation, market intelligence, and marketing. Previously, he served as region vice president – Canada, and president of Apache Canada from January 2013 through May 2015, reservoir engineering manager for the Central region from January 1997 to January 2013, and senior reservoir engineer from 1986 through 1996. Prior to joining the Company, Mr. Sullivan worked in various engineering roles for Cotton Petroleum Corporation and Texaco Inc.

32	APACHE CORPORATION - 2018 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (CD&A) section describes the compensation program for our Named Executive Officers (NEOs). Our current NEOs, who also served as our NEOs in 2017, are:

Name	Title
John J. Christmann IV	Chief Executive Officer and President
Stephen J. Riney	Executive Vice President and Chief Financial Officer
P. Anthony Lannie	Executive Vice President and General Counsel
W. Kregg Olson	Executive Vice President – Corporate Reservoir Engineering
Timothy J. Sullivan	Executive Vice President – Operations Support

Shareholder Outreach

At our 2017 Annual Meeting, our say on pay proposal received support from 96 percent of our shareholders who voted on the proposal. While the Board is encouraged that a vast majority of our shareholders supported our compensation program design, it continued to seek shareholder feedback throughout the year.

Accordingly, we conducted broad outreach in 2017. Over the course of the year, our team held 82 meetings with shareholders representing 58 percent of shares outstanding, in total, including meetings with 17 of our top 25 investors. Members of management participated in each meeting, with certain engagements including an independent director. A key objective of these engagement sessions was to solicit shareholder feedback on aspects of our executive compensation program. Shareholder feedback, whether solicited by management or certain directors, was relayed directly to the full Board, which considered that feedback while evaluating opportunities to further enhance our executive compensation programs.

What We Heard	Change Implemented

•    Several shareholders expressed concern with the rigor of the Health, Safety, Security, and Environmental (HSSE) operational goal component of the annual cash incentive bonus, as it was set to internal benchmarking, and whether it incentivized HSSE performance beyond safety.

•    Shareholders expressed concern with the lack of a return on capital employed (ROCE) metric in the compensation program, based on their belief that such a metric is highly correlated with stock price performance and drives long-term value creation.

•    In 2016, we set Apache’s health and safety goals based on the top quartile, three-year average performance of industry peers. For 2017 executive compensation, we expanded HSSE goals to include a comprehensive qualitative assessment of leading and lagging measures to drive excellence in facets of HSSE beyond safety.

•    We included a cash return on invested capital (CROIC) measure (weighted 20 percent) and a new strategic goal related to double-digit ROCE in the 2018 annual cash incentive plan to further intensify our focus on efficient, profitable operations.

We firmly believe that the changes we have made to our compensation program are responsive to shareholder concerns and that our compensation program effectively aligns executive compensation with the key drivers of long-term growth and economic value creation for our shareholders. Going forward, we remain committed to gathering and evaluating our shareholders’ input on Apache’s compensation program.

APACHE CORPORATION - 2018 Proxy Statement	33

2017 Compensation Highlights

▶

We continued an effort begun in 2013 to comprehensively review and modify Apache’s executive compensation programs to ensure that they support our pay-for-performance philosophy, align executives’ interests with those of our shareholders, and attract, motivate, and retain exceptional executive talent. Accordingly, the following changes were made to our executive compensation programs for 2017:

•	Expanded our HSSE goals for the annual cash incentive plan to include a comprehensive qualitative assessment of both leading and lagging measures to drive excellence in facets of HSSE beyond safety;

•	Removed the annual relative TSR measure (weighted 10 percent) from the annual cash incentive bonus to avoid overlap with our long-term compensation program;

•	Further enhanced the rigor of our reserve replacement goal to focus on both quantity (as a percent of production) and quality (Finding & Development cost/BOED) of reserves;

•	Reduced the enhanced life insurance benefit for the CEO by 75 percent;

•

Included a cash return on invested capital (CROIC) measure (weighted 20 percent) and a new strategic goal related to double-digit ROCE in the 2018 annual incentive plan to further intensify focus on efficient, profitable operations; and

•	Weighted the 2018 annual incentive plan 40 percent on operational goals, 40 percent on strategic goals, and 20 percent on CROIC;

▶	We modified outstanding restricted stock unit (RSU) awards to allow continued vesting upon retirement after attaining age 55 and a certain combination of age and years of service; and

▶

The MD&C Committee determined to award the corporate performance element under the annual cash incentive program at 95 percent of target, which included an eight percent discretionary reduction from the calculated achievement of 103 percent. This was at the lower end of the 88 percent to 118 percent range actually achieved, due to underperformance of our operational goals and to better align outcomes with the decline in our stock price during 2017.

Pay Best Practices

Our compensation best practices include:

▶

Significant Performance-Based Pay: 50 percent and 46 percent of the ongoing pay mix for our CEO and current NEOs is variable and performance-based, respectively. In aggregate, 50 percent of the target compensation for our CEO and other NEOs for 2017 is variable and performance-based.

▶	Long-term vesting: Our equity-based pay vehicles have multi-year vesting periods to reward long-term performance and deter inappropriate risk taking.

▶	Multiple Performance Measures: We use multiple metrics to evaluate Company performance, covering both short-term and long-term performance objectives.

▶

Stock Ownership Requirements: We have stock ownership requirements for our directors and officers. Our CEO must hold six-times base salary in stock, and all officers and directors have hold-until-retirement or termination requirements in addition to their multiple-of-pay holding requirements. All of our NEOs comply with, and own shares sufficient to meet, these ownership requirements.

▶	No Repricing: Our stock options cannot be repriced, reset, or exchanged for cash if under water without shareholder approval.

▶

Anti-Pledging and Hedging Policies: We prohibit our directors and executive officers from (i) holding Apache securities in a margin account or pledging any Apache securities as collateral for a loan and (ii) entering into any hedge or other transaction in Apache securities that limits the risk of ownership of Apache common stock or stock options.

▶

Double Trigger Change in Control Provisions: We have a formal policy of requiring a double trigger to receive cash severance and to receive accelerated vesting of equity awards upon a change in control.

34	APACHE CORPORATION - 2018 Proxy Statement

▶

Clawback: Each equity award is conditioned on repayment or forfeiture as required by existing law, including the Sarbanes-Oxley Act of 2002 and Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, under our Executive Compensation Clawback Policy, each executive officer’s incentive award is subject to repayment or such other means of recovery (or a combination thereof) as the Board determines appropriate in the event of a material negative restatement as the result of fraud, intentional misconduct, or gross negligence by such executive officer.

▶	Minimum Vesting: Our 2016 Omnibus Compensation Plan requires three-year minimum vesting (in full) of equity awards to employees (including our executive officers).

▶	No Employment Contracts: All of our employees, including our NEOs, are employed “at will,” with no employment contracts.

▶	Executive Termination Policy: We maintain a policy that standardizes executive separation terms and minimizes the risk of excessive payouts.

APACHE CORPORATION - 2018 Proxy Statement	35

CD&A Overview

Who We Are

Apache Corporation explores for, develops, and produces natural gas, crude oil, and natural gas liquids with operations in the United States, Egypt, and the United Kingdom (UK) North Sea. We also conduct exploratory activities in two blocks offshore Suriname that may, over time, result in a reportable discovery and development opportunity. In 2017, we operated an average of 35 rigs worldwide and drilled 274 gross operated wells, 165 of which were U.S. onshore.

Our operating regions include:

▶	United States, which is comprised of the Permian (including Alpine High in the Delaware Basin), MidContinent/Gulf Coast, and the Gulf of Mexico offshore regions;

▶	Egypt;

▶	Offshore U.K. in the North Sea; and

▶	Blocks 53 and 58 in offshore Suriname.

36	APACHE CORPORATION - 2018 Proxy Statement

2017 Business Highlights

In 2017, Apache continued its mission to grow in an innovative, safe, environmentally responsible, and profitable manner for the long-term benefit of our shareholders. We also progressed Apache’s strategy of delivering top-tier returns by maximizing recovery and minimizing costs through continuous improvement. Apache’s strategy for value creation comprises the following investment attributes:

During 2017, Apache completed its strategic exit from Canada, which was enabled by its Alpine High discovery. We believe this portfolio shift is a significant upgrade to Apache’s portfolio of assets, as the Alpine High discovery offers higher returns and significantly more long-term growth potential. Apache’s U.S. assets are complemented by its international assets in Egypt and the North Sea, each of which adds to its deep inventory of exploration and development opportunities and generates cash flows in excess of current capital investments, facilitating Apache’s ability to develop Alpine High while maintaining financial flexibility. In short, these key actions drive our long-term growth.

Positioned for highly Strategically balanced and Focused on full-cycle, Disciplined financial competitive per share focused portfolio corporate-level returns approach growth rates Strong free cash flow Permian Basin / Alpine High Rigorous capital allocation Maintained dividend and generating assets in Egypt and driven production and cash process and disciplined credit rating, reduced debt, North Sea flow growth spending approach without issuing equity Top-tier Permian Basin Fund with internally Investment decisions based Low cost of entry yields higher position generated cash and some on fully-burdened economics Return on Capital Employed non-core asset sales

APACHE CORPORATION - 2018 Proxy Statement	37

In response to continued commodity price volatility, Apache also entered commodity derivatives to secure deployment of high priority investments without compromising the Company’s financial strength or flexibility. We continuously monitor changes in our operating environment and have the ability, due to our dynamic capital allocation process, to adjust our capital investment program to levels that maximize value for our shareholders over the long-term.

Highlights of our operational, strategic, and financial achievements are provided below:

The Board and management will continue to take steps to position Apache for future success in the current commodity price environment and to further our transition to becoming the premier exploration and production company with global assets focused on U.S. growth and anchored by the Permian Basin.

PERMIAN FOCUSED-GROWTH & ALPINE HIGH STRATEGIC EXIT FROM CANADA Top-tier Permian Basin position serves as Apache’s Completed strategic exit from Canada in August foundation for long-term growth 2017 Increasing capital spending towards Permian development, Sale streamlines portfolio and positively impacts utilizing free cash flow generating assets in Egypt and the financial metrics; accretive to 2017 EPS and cash North Sea margins In September 2016, Apache announced discovery of Alpine Proceeds of ~$706M will be used to reduce debt High –340,000 contiguous net acres with 5 distinct and improve overall liquidity hydrocarbon-bearing formations and 5,000+ drilling locations Strong progress at Alpine High in 2017: Shifting portfolio focus to higher-growth Permian assets: Months First sales 2 months Current 4Q17A Production Mix vs. 2 Ahead ahead of schedule Projected 4Q18E Production Mix (ex-Canada) Drilled 45 wells, including key 45 concept tests wells to verify our Permian / 49% Permian / 54% understanding of the play Other U.S. / 12% Other U.S. / 12% Int’l / 39% Int’l / 34% EXCEEDED Exceeded both June and TARGETS September 2017 production targets OPERATIONAL Average liquids and natural gas production across operations 457 Mboe/d Mboe/d = thousands of barrels of oil equivalent per day Crude oil represented 53 percent of total liquids production Initiated first sales at Alpine High and ramped to 25,000 boe/d at year end 11% / 26% / 15% Outperformed targets in key health, safety, security, and environmental goals Total Recordable Incident Rate (TRIR), Days Away, Restricted or Transferred Rate (DART), and Vehicle Incident Rate (VIR), respectively 124% Reserve replacement rate 230 MMboe of total proved reserves added in 2017 STRATEGIC 5,000+ Increased Alpine High location count to 5,000+ future drilling 340,000 net contiguous acres in the southern portion of the Delaware Basin locations Exited Canada Proceeds funded construction of our buildout of key infrastructure at Alpine High FINANCIAL $ Aggregate proceeds raised from non-core asset/acreage sales 1.4 billion Eliminated $818 million in future asset retirement obligations Year-end liquidity, which includes: $5.2 billion $3.5 billion in undrawn credit facility and $1.7 billion in cash and cash equivalents Current credit facility matures in June 2020

38	APACHE CORPORATION - 2018 Proxy Statement

Sustained Focus on Long-Term Value Creation

Apache’s strategic transformation and repositioning of its business since 2015 illustrates Apache’s long-term commitment to shareholder value creation. Over such period, Apache strengthened its:

▶	Financial Discipline by aligning capital spend with cash flow, reducing debt and protecting investment grade credit rating, and sustaining the dividend and not issuing equity;

▶

Portfolio by exiting Australia, the LNG business, Canada, and other non-core assets, shifting focus to the Permian and unlocked value opportunities, and leasing and discovering the enormous resource play at Alpine High; and

▶

Returns Focus by redesigning incentive compensation metrics, implementing a centralized capital allocation process and utilizing fully burdened economics, and deemphasizing production growth, while focusing on cost alignment.

Since the commencement of our strategic transformation in 2015, management and the Board have taken significant action to help drive long-term value creation:

Chief Executive Officer Compensation

The compensation structure for our chief executive officer and president is specifically designed so that a large portion of his compensation directly aligns his interests with those of our shareholders.

▶	76 percent of Mr. Christmann’s 2017 compensation was long-term and equity-based, the ultimate value of which is related directly to common stock performance.

▶	87 percent of his 2017 total compensation was variable, the value of which is determined by a combination of company, individual, and stock price performance.

$7.8 billion $2.7 billion $1.1 billion NO Total asset sales 2015-2017 Total Debt Reduction 2015—2017 Total Dividends 2015-2017 Equity issuances 2015-2017 Eliminated approximately Debt reduction from Approximate average No equity issuances, $1.3 billion in future asset December 31, 2014 to dividend yield of 2% thus no shareholder retirement obligations December 31, 2017 over such period dilution from those sales Compensation creates direct alignment with our shareholders of total 2017 CEO compensation of target 2017 CEO compensation is was linked to metrics assessing 76% in long-term equity-based awards 87% company, stock or individual performance

APACHE CORPORATION - 2018 Proxy Statement	39

Our Approach to Pay

Our approach to compensation takes into account external market and internal parity concerns as well as recruitment, retention, and long-term performance goals, which drive shareholder value.

Our Compensation Philosophy

Our executive compensation philosophy is to design compensation programs that:

✓	Attract, retain, and reward top talent;

✓	Align our executives’ interests with those of our shareholders by paying for performance; and

✓

Provide a substantial portion of our compensation in long-term equity-based compensation to reward performance over the long-term and align the compensation of our top executives with the shareholder experience.

Peer Groups and Data

Peer group data contributes to our external market parity, recruitment, retention, and performance analysis. To assemble the right peer group, our MD&C Committee uses ten criteria, ranked in the following order:

▶	Industry: companies with our 6-digit GICS code (101020 – Oil, Gas and Consumable Fuels)

▶	Market Capitalization: companies +/-2.5x Apache’s market cap

▶	Revenues: companies +/-2.5x Apache’s revenues

▶	Assets: companies +/-2.5x Apache’s assets

▶	United States headquarters

▶	Compete with Apache for talent

▶	List Apache as a peer in their 2017 proxy statement

▶	List a peer of Apache as a peer in their 2017 proxy statement

▶	Considered an Apache peer by Institutional Shareholder Services

▶	Considered an Apache peer by Glass Lewis

The MD&C Committee believes that, in combination, the above criteria generate a tailored peer group that reflects the size and complexity of Apache’s business, as well as the labor market in which we compete for talent. Of the 11 companies included in Apache’s 2017 peer group, seven met all criteria and the remaining four met at least six of the criteria.

Anadarko Petroleum Corporation

Chesapeake Energy Corporation

ConocoPhillips

Devon Energy Corporation

EOG Resources, Inc.

Hess Corporation

Marathon Oil Company

Murphy Oil Corporation

Noble Energy, Inc.

Occidental Petroleum Corporation

Pioneer Natural Resources Company

Chart includes data reviewed by the MD&C Committee when confirming Apache’s peer group for 2017. Specifically, the chart reflects Apache’s and, with respect to the peer group, the peer group’s median (the “Peer Median”) (i) average market capitalization over the 12 months ended November 15, 2016, (ii) aggregate revenue as reported in the Exchange Act reports filed during the 12 months ended November 15, 2016, and (iii) assets as reported in the most recent Exchange Act report filed on or before November 15, 2016.

We also relied on this peer group for the relative TSR measurement within our 2017 Performance Share program.

In addition to the data gathered from the peers above, we use (i) the most recent compensation data provided by our Consultant (defined below), (ii) industry size-based surveys, and (iii) our own labor market data.

In reviewing the 2018 peer group, and after considering all of the inputs described above, the MD&C Committee has determined that the 2017 peer group remains appropriate and will be used for 2018.

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Elements of the 2017 Compensation Program

Base Salary

Our ability to recruit and retain executive talent depends on setting competitive base salaries. We begin with an analysis of base pay relative to the market. We target base pay at peer median and then evaluate the need to make any adjustments based on vertical variables such as pay parity relative to other officers and internal accountability. We review base salaries annually as a whole and individually every 12 months, unless circumstances require otherwise. For non-CEO NEO salaries, we solicit CEO input. Base salaries for all NEOs were frozen throughout 2017.

Named Executive Officer	2017 Earnings ($)	January 1, 2017 Salary ($)	December 31, 2017 Salary ($)
John J. Christmann IV	1,300,000	1,300,000	1,300,000
Stephen J. Riney	725,000	725,000	725,000
P. Anthony Lannie	675,000	675,000	675,000
W. Kregg Olson	625,000	625,000	625,000
Timothy J. Sullivan	625,000	625,000	625,000

Annual Cash Incentive Bonus

Our annual cash incentive plan is designed to motivate and reward executives for achieving key business objectives that continue to drive Apache’s success and generate returns for our shareholders. We set annual cash incentive bonus targets hierarchically starting with a multiple of base salary. Actual annual bonus payouts are based on our achievement of a variety of operational and strategic objectives (“the corporate performance element”), each officer’s individual achievement and impact (“the individual performance element”), and any needed exceptional adjustments.

Corporate Performance Element

Our corporate objectives represent our key operational and strategic goals for the year, each weighted 50 percent. The operational goals include the fundamental aspects of our business aimed to focus employee efforts on increasing production and reserves in a safe and environmentally responsible manner, while prudently managing costs. The strategic goals include a list of specific objectives designed to support the execution of our plan for the particular year and to set up the Company for future growth.

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Points attributed to each goal range from 50 percent at threshold, 100 percent at target, and 200 percent at maximum, with interpolation for results between these ranges. No points are awarded for achievement below threshold. Based on the combined results of the operational and strategic goals, the MD&C Committee determines an achievement factor, which is then used to calculate each executive’s bonus pool.

2017 Corporate Objectives and Goal Rationale

▶

Production of 399 Thousand Barrels of Oil Equivalent/Day (MBOED): Production is one of the key drivers of value in our business. This measure is included in our annual cash incentive plan to ensure executives are focused on protecting and delivering base production and executing the drilling program with maximum efficiency and a high well success rate.

▶

Replace 145 Percent of 2017 Production at $10.50 (Finding & Development cost/Barrels of Oil Equivalent (BOE)) through Exploration and Development Adds: This metric ensures efforts to replenish our reserve base continue to remain strong through excellence in exploration and well development while being conscious of our capital budget. 2017 represents the first year for which this goal includes a target focused on quality (Finding & Development cost/BOED) of reserves, in addition to quantity, further increasing its rigor.

▶

Maximize Cash Flow per Barrel Sold through Cost Management: A per-unit cash flow metric ensures maximum profitability from production operations through management of costs that are within our control. Cash Flow per Barrel Sold is impacted by lease operating expenses and general and administrative expenses.

▶

Achieve a Before Tax Rate of Return on 2017 Drilling Program of 15 Percent: A return metric rewards the efficiency of capital allocation to profitable drilling activities. This goal is measured on a fully burdened basis and includes the cost of drilling, completion, facility, seismic, land, infrastructure, and all region and corporate overhead associated with the drilling program.

▶

Health, Safety, Security, and Environmental: Apache is committed to ensuring it provides a safe workplace and instilling a culture of safety and environmental responsibility at every level of our organization. Programs such as our “Aim for Zero” initiative seek to empower our employees to maintain a sustainable culture where everyone returns home safely at the end of the day and conducts business with minimal impact to the environment.

▶

Strategic Goals: In addition to safe, efficient, and profitable operations, management was also tasked with a number of important strategic goals to ensure we remain on track for future growth. Each strategic objective, as described in the table below, was chosen because it represents an important component of competitive advantage for Apache.

How our Targets are Established

Targets are set at the beginning of the year based on our “Plan”, or expectations for the year. We use a bottom-up approach to develop our Plan, based on cost estimates submitted from each region and department. Because we operate in a commodity price-driven business, our Plan year-over-year is adjusted to adapt to our strategy in the given environment. Our strategy for 2017 was to deliver top-tier returns by maximizing recovery and minimizing costs through continuous improvement. To execute on this strategy, our targets were set aggressively as follows:

▶

Production, reserve replacement, and rate of return on drilling program targets were set at or above Plan to align with our capital budget and focus on projects that were economic in the depressed price environment.

Operational Strategic Goals Goals 50% 50%

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▶	Lease Operating Expense (LOE) and General and Administrative (G&A) per BOE targets were established at Plan for 2017, based on adjusted production.

▶

We raised the bar on our HSSE measures by establishing each target at the top quartile of our industry peers. We also expanded HSSE goals to include a comprehensive qualitative assessment of leading and lagging measures to drive excellence in facets of HSSE beyond safety.

2017 Annual Cash Incentive Bonus Achievement

In 2017, the results of our corporate objectives yielded the following results:

Corporate Objectives – 2017 Corporate Goals	Weighting	Result	Achievement	Total Points
Operational Goals
1. Production of 399 Thousand Barrels of Oil Equivalent/Day (MBOED)	10%	381 MBOED	Between threshold and target	6
2. Replace 145% of 2017 Production at $10.50 (Finding & Development cost/BOE) through Exploration and Development Adds:	10%
• 145% of 2017 production		124%	Between threshold and target	3
• $10.50 Finding & Development cost per BOE		$13.83	Below threshold	0
3. Maximize Cash Flow per Barrel Sold through Cost Management:	10%
• $9.91 LOE per BOE		$10.07	Slightly below target	5
• $4.49 G&A per BOE (Gross G&A Spend/BOE)		$4.64	Slightly below target	4
4. Achieve a Before Tax Rate of Return on 2017 Drilling Program of 15% (threshold of 10%)	10%	6%	Below threshold	0
5. Health, Safety, Security, and Environmental*	10%	Qualitatively assessed	All leading and lagging measures were achieved*	5
Strategic Goals
The strategic goals for 2017 were set to continue to shift the focus of Apache’s portfolio to North America and consisted of various objectives such as:	50%		All strategic goals achieved at or above target**	80

• Formulate a robust development model for Alpine High to optimize long-term project economics while addressing product variation throughout the play, which requires: progressing geographic and stratigraphic delineation phase to an advanced stage identifying the areal extent of individual target intervals, conducting strategic testing to design pad and batch development operations, addressing leasehold retention requirements, and defining marketing alternatives.

• Return Permian Basin oil production to a growth trajectory.
• Continue to advance market understanding of our strategy to sustain free cash flow capacity from Egypt and the North Sea.
• Deliver cash flow within the plan for 2017 while maintaining our credit rating.
• Actively assess and manage asset portfolio utilizing the long-term view of our integrated planning model.
Total Corporate Goal Achievement	100%			103

* The HSSE operational goal is based on the achievement of (i) the following leading measures: Leadership and Accountability (HSSE site visits), Contractor Management (audits; contractor engagements), Hazard Assessments (training; comprehensive assessments of top operational risk; high-potential incident reviews), Asset Integrity (critical equipment and facility inspections), and Compliance Assurance (management of change assessment; greenhouse gas management assessment; AIM for ZERO/STEP assessment; region security plan assessments) and (ii) the following lagging measures: Total Recordable Incident Rate (TRIR), Days Away Restricted Time (DART), Vehicle Incident Rate (VIR), Loss of Primary Containment (spills), and AIM for ZERO Days (incident free). The AIM for ZERO Days goal was the only goal that was not achieved at target (results were between threshold and target).

** We achieved the strategic goals as follows:

•

achieved significant milestones with Alpine High in 2017, including 92 drilled wells, 72 completed wells, 74 producing wells added, production exit rate of 25,000 BOE, water infrastructure – eight pits and 14 miles of gathering, five Central Processing Facilities commissioned on time and within budget (280 MMcf per day), 45 miles of 30-inch residue line segments in service, North and South meter ties in service, 110 miles of gathering systems in service, Midstream operations team built, and fusion center for Midstream and Upstream built; completed delineation, initiated sales, and ramped up production at Alpine High (84 wells drilled, 11 intervals, commenced first sales in May 2017 increasing to 25,000 BOE per day in seven months, and constructed and installed 22 permanent Central Tank Batteries with three expansions); accomplished significant achievements on the Midstream installation in 2017 (five Mechanical Refrigeration Units providing 380 MMcf per day of capacity, 57 miles of in-field gas, 22 miles of water, 25 miles of NGL pipeline, and 45 miles of high pressure residue line); and delivered first gas sales from Alpine High one month ahead of schedule;

•	returned Permian Basin oil production to a growth trajectory with an 18 percent increase from the second quarter 2017 to fourth quarter 2017, exceeding the planned growth;
•	expanded disclosures by including a quarterly cash flow statement by country, which was not previously available;
•	exceeded plan cash flows by $719 million in 2017, while maintaining Apache’s credit rating; and

APACHE CORPORATION - 2018 Proxy Statement	43

•

included a portfolio update, a five-year plan, and a detailed two-year plan in the 2017 integrated planning model; more than doubled total risked resource year-over-year from 4,278 MMBOE to 8,980 MMBOE in the 2017 portfolio update (driven by increases at Alpine High and the Permian Basin) with 90 percent of inventory value in the top 10 resource plays; substantially enhanced decision-making for allocating capital in the five-year plan in order to drive value and improve returns; utilized the integrated planning model to establish capital funding guidance at the resource play level for 2017 and 2018, with resource play level funding then rolled up to region level; utilized the integrated planning model to approve/reject incremental capital requests and to high grade Apache’s activity set, with a focus on increasing long-term returns and value, and generating opportunities for asset rationalization; and executed the Canada divestment.

The total 2017 achievement of the corporate performance element ranged from 88 percent to 118 percent due to variability in the attainment of the HSSE and strategic objective components. The MD&C Committee determined to award the corporate performance element under the annual cash incentive program at 95 percent of target, which included an eight percent discretionary reduction from the calculated achievement of 103 percent. This was at the lower end of the 88 percent to 118 percent range actually achieved, due to underperformance of our operational goals and to better align outcomes with the decline in our stock price during 2017.

Individual Performance Element

Using the corporate objectives as a foundation, the MD&C Committee receives input from the CEO for officers other than the CEO and assesses the bonus pool for each executive against market conditions. Where needed, the MD&C Committee further tailors an executive’s annual cash incentive bonus to the responsibilities and performance of such executive, such executive’s impact on 2017 results, and internal alignment. Our CEO evaluates region and corporate officers based on these same criteria, plus region and corporate department goals and performance as part of those officers’ bonus assessments.

Annual Cash Incentive Bonuses Awarded for 2017

The CEO’s annual cash incentive bonus is determined by the MD&C Committee and recommended to the Board for approval. The MD&C Committee accepted the CEO’s recommendation with respect to annual cash incentive bonuses for the other NEOs. The annual cash incentive bonuses awarded to the NEOs for 2017 were:

Name	2017 Target Bonus (%)	2017 Target Bonus ($)	2017 Annual Cash Incentive Bonus ($)	Bonus as Percent of Target (%)
John J. Christmann IV	130	1,690,000	1,605,500	95
Stephen J. Riney	100	725,000	688,750	95
P. Anthony Lannie	80	540,000	513,000	95
W. Kregg Olson	80	500,000	460,000	92
Timothy J. Sullivan	80	500,000	460,000	92

Long-Term Compensation

We make long-term, equity-based compensation available to substantially all of our employees to promote a Company-wide ethic of ownership and entrepreneurialism. Consistent with the awards made in 2016, we utilized a portfolio approach to our awards for 2017 comprising performance shares, RSUs, and stock options. For the NEOs, the 2017 long-term compensation awards were based 50 percent in performance shares, 35 percent in RSUs, and 15 percent in options.

Performance Shares

The performance share program was designed to align executive pay with achievement of operational and financial metrics that are the most impactful to the shareholders. Our program incorporates both relative and absolute metrics to provide a more comprehensive and balanced evaluation of our long-term business performance. Performance shares

44	APACHE CORPORATION - 2018 Proxy Statement

target a percentage of base salary; are tied to our performance over three-year periods; and vest (if achievement warrants and the executive remains employed by the Company) 50 percent at the end of the three-year performance period, with the remaining 50 percent vesting one year later. The shares are subject to similar double-trigger requirements as our other change-in-control provisions. The shares are based on three different measures of performance:

Performance Shares

Relative TSR	50%	▶ Measured relative to our 11 peer companies over a rolling three-year period ▶ No payout for bottom quartile performance ▶ Maximum performance payout is 2.0x the target award

Cash Flow from Operations	25%

▶ Evaluated annually during a three-year performance period against performance targets set at the beginning of the year

▶ Average performance over the three-year period is measured as a percentage above or below target

▶ Threshold payout of 50 percent achieved at 10 percent below the target and the maximum payout of 200 percent is achieved at 10 percent above target

Reserve Adds per Debt Adjusted Share	25%

These awards are eligible for dividend equivalents that accumulate during the performance period (if dividends are declared and paid by the Company during such period), subject to the resulting performance multiple. Dividends will be paid following the end of the performance period based on the same vesting schedule as the underlying awards, if a payout is warranted, or forfeited, if the underlying awards are forfeited.

Relative TSR (50 Percent)

To maintain our focus on total shareholder return, half of the measure of performance for the 2017 Performance Share program is based on relative TSR performance. Our TSR performance is measured relative to our 11 peer companies over a rolling three-year period, and there is no payout for being in the bottom quartile:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12
Payout	2.0	2.0	1.75	1.5	1.25	1.0	.80	.60	.40	0.0	0.0	0.0

Payouts and potential results under the relative TSR component of our Performance Share program closely align with our ability to create long-term shareholder value and directly reflect challenging stock price performance in 2017. As of December 31, 2017, and using the average per share closing price for the month of December immediately preceding the beginning and end of the performance period to calculate the beginning and end prices, Apache ranked:

▶	11th in its peer group for the year-one results of the TSR portion of the 2017 Performance Share program, which would not have resulted in a payout;
▶	9th in its peer group for the year-two results of the TSR portion of the 2016 Performance Share program, which would have resulted in a 0.40 payout; and
▶	6th in its peer group for the year-three results of the TSR portion of the 2015 Performance Share program, resulting in a 1.10 payout.

Cash Flow from Operations and Reserve Adds per Debt Adjusted Share (25 percent each)

To provide a balance between market-based measures of performance (Relative TSR) and internal financial and operational measures, Cash Flow from Operations and Reserve Adds per Debt Adjusted Share were retained in the 2017 Performance Share program. After an extensive analysis of performance measures, it was determined that the combination of these metrics most closely contributed to generating returns. We consider these two metrics the internal drivers of our absolute TSR performance.

These metrics are evaluated annually during a three-year performance period against respective performance targets determined at the beginning of each year. Average performance over the three-year period is measured as a percentage

APACHE CORPORATION - 2018 Proxy Statement	45

above or below target. The threshold payout of 50 percent is achieved at 10 percent below target, and the maximum payout of 200 percent is achieved at 10 percent above target. While we recognize that using a three-year average of annual periods for a long-term compensation program is uncommon, this structure allows us the ability to set more accurate targets in the current commodity price environment. This is not intended to be a long-term solution, but until prices stabilize, we feel this program design provides a more precise measure of performance of these two metrics throughout the performance period.

As of December 31, 2017, year-one results of the 2017 Performance Share program for Cash Flow from Operations and Reserve Adds per Debt Adjusted Share were $2,748 MM and .56 relative to their respective targets of $2,724 MM and 0.70. As of December 31, 2017, year-one results of the 2016 Performance Share program for Cash Flow from Operations and Reserve Adds per Debt Adjusted Share were $2,300 MM and .33 relative to their respective targets of $1,500 MM and 0.14. As of December 31, 2017, year-one results of the 2015 Performance Share program for Cash Flow from Operations and Reserve Adds per Debt Adjusted Share were $3,154 MM and .35 relative to their respective targets of $3,000 MM and 0.27.

As of December 31, 2017, year-one overall results would have resulted in a 42 percent payout under the 2017 Performance Share program had it been vested. As of December 31, 2017, year-two overall results under the 2016 Performance Share program, which is similar to the 2017 program, would have resulted in a 100 percent payout had it been vested. As of December 31, 2017, year-three overall results under the 2015 Performance Share program resulted in a 100 percent payout.

Restricted Stock Units

Our employees, including our NEOs, also receive RSUs. Generally, the RSUs are granted to substantially all employees and vest ratably over three years. Grantees receive one share of common stock for each RSU that vests.

The number and value of the performance shares and RSUs we granted to our NEOs in 2017 are shown in the following chart:

	Performance Shares		RSUs
Name	(#)	Value* ($)	(#)	Value* ($)
John J. Christmann IV	83,754	5,609,424	58,628	3,708,221
Stephen J. Riney	27,509	1,842,412	19,256	1,217,942
P. Anthony Lannie	18,675	1,250,755	13,073	826,867
W. Kregg Olson	17,292	1,158,132	12,104	765,578
Timothy J. Sullivan	17,292	1,158,132	12,104	765,578

* Values shown reflect the amounts in the Grants of Plan-Based Awards table. Note that the targeted grant date values of long-term compensation and the actual grant date values shown in these tables vary somewhat due to the prospective nature of targets. The amounts that will be realized by the NEOs from these awards may differ substantially from the grant date values.

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Stock Options

Generally, our stock options are granted to our executives based on a target percentage of base salary. Awards become exercisable ratably over three years and expire 10 years after grant. Stock options cannot be repriced, reset, or exchanged for cash if underwater without shareholder approval.

The number and value of stock options we granted to our NEOs in 2017 are shown in the following chart:

Name	(#)	Value* ($)
John J. Christmann IV	82,004	1,589,238
Stephen J. Riney	26,934	521,981
P. Anthony Lannie	18,285	354,363
W. Kregg Olson	16,931	328,123
Timothy J. Sullivan	16,931	328,123

* Values shown reflect the amounts in the Grants of Plan-Based Awards table. Note that the targeted grant date values of long-term compensation and the actual grant date values shown in these tables vary somewhat due to the prospective nature of targets. The amounts that will be realized by the NEOs from these awards may differ substantially from the grant date values.

Benefits

Our NEOs receive the standard benefits received by all employees including: group health (medical, dental, pharmacy, and vision), group life, accidental death and dismemberment, business travel accident, disability plans, defined contribution retirement plans (a Money Purchase Retirement Plan and a 401(k) Savings Plan), and vacation.

General Executive Policies

As part of their total compensation, our NEOs are eligible for additional benefits that are designed to maintain market competitiveness. These include a comprehensive annual physical examination, an individual cash-value-based variable universal life insurance policy of two times base salary, an enhanced individual long-term disability policy for 75 percent of eligible earnings, and continued Apache and employee tax deferred contributions to a non-qualified retirement/savings plan once limits are reached in qualified retirement plans.

In 2017, Mr. Christmann’s enhanced life insurance benefit was reduced by 75 percent to better align with market practices.

Use of Property

Our operations are spread around the globe, including in locations that present a variety of physical and geo-political risks. For both business efficiency and security reasons, we require the chief executive officer to use Apache’s aircraft for all air travel, unless good business judgment would require otherwise.

More details on the above benefits are presented under “All Other Compensation” following the “Summary Compensation Table.”

Compensation Decisions With Respect to 2018

Annually in December, the MD&C Committee receives executive compensation benchmarking data from our independent compensation consultant, Longnecker & Associates (the “Consultant”), to ensure market alignment with our peers. Additionally, our Board evaluates any feedback provided by shareholders regarding potential changes to our compensation program. After review of this information in 2017, and in an effort to continually refine our compensation programs, the MD&C Committee made the following changes for 2018:

2018 Base Salary

There were no increases made to the base salaries of the NEOs for 2018 given the close alignment to peer median within 2017 base salary levels and no significant changes in responsibilities amongst our NEOs.

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2018 Annual Cash Incentive Bonus

To better align with our strategy for 2018 and respond to feedback from our shareholders, we modified our annual cash incentive plan to (i) weight operational goals 40 percent, (ii) weight strategic goals 40 percent, and (iii) include a cash return on invested capital (CROIC) measure, weighted 20 percent. In addition, a new strategic goal has been included for 2018 related to double-digit ROCE to emphasize our continued focus on returns.

2018 Long-Term Compensation Awards

2018 Performance Share Program

The 2018 Performance Share program utilizes the same three metrics as the 2017 Performance Share program:

▶	Relative TSR (weighted 50 percent)

▶	Cash Flow from Operations (weighted 25 percent)

▶	Reserve Adds per Debt Adjusted share (weighted 25 percent)

For the relative TSR portion of the program, we will utilize the same 11 peer companies and TSR ranking scale that were utilized in 2017:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12
Payout	2.0	2.0	1.75	1.5	1.25	1.0	.80	.60	.40	0.0	0.0	0.0

These awards are eligible for dividend equivalents that accumulate during the performance period (if dividends are declared and paid by the Company during such period), subject to the resulting performance multiple. Dividends will be paid in cash following the end of the performance period, based on the same vesting schedule as the underlying awards, if a payout is warranted, or forfeited, if the underlying awards are forfeited.

The awards will vest 50 percent at the end of the three-year performance period, with the remaining 50 percent vesting one year later, and will be paid in cash. The awards also allow continued vesting upon retirement after attaining age 55 and a certain combination of age and years of service, provided that such retirement occurs after the first three months of the performance period (and not before).

Stock Options and Restricted Stock Units

We modified our 2018 stock option and RSU awards to allow continued vesting upon retirement after attaining age 55 and a certain combination of age and years of service to better align with market practice. In addition, in respect of 2018 RSU awards, a portion of such awards are “Cash-Based Awards” under the 2016 Omnibus Compensation Plan and shall be paid in cash once the RSU award vests.

Operational Strategic Goals Goals 40% 40% CROIC 20%

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Decision-Making Process

Role of the Board of Directors

Executive compensation decision making is a core Board responsibility. The independent members of the Board review, modify as needed, and approve the MD&C Committee’s recommendations for the CEO’s total compensation. The entire Board is responsible for this same process in establishing the other NEOs’ compensation.

Role of the Management Development and Compensation Committee

The MD&C Committee, which met five times in 2017, assesses the effectiveness of our compensation programs. Its key responsibilities are to:

▶

Review our goals and objectives, evaluate performance in light of such goals, and recommend the CEO’s compensation to the Board for approval by the independent directors. This review is handled in independent sessions.

▶	Make recommendations to the Board concerning the base salary, incentive, and equity-based compensation plans for executive officers other than the CEO.

▶	Review and recommend to the Board broad-based, long-term compensation programs for executive and non-executive employees.

▶	Ensure compensation does not incentivize excessive risk.

▶	Review and discuss with management CEO and management succession planning and management development.

▶	Administer our equity-based compensation plans and approve, award, and administer grants under the same, including certification of performance goals and their achievement.

▶	Make recommendations to the Board regarding our equity-based compensation plans.

▶	Prepare a summary of the grants and awards made under our equity-based compensation plans and programs for the MD&C Committee for use in our proxy statement.

▶	Address any other duties or responsibilities expressly delegated to the MD&C Committee by the Board relating to our equity-based compensation plans and programs.

Each of the MD&C Committee’s five members meets the independence requirements of the New York Stock Exchange and the NASDAQ listing standards. Each member of the MD&C Committee also is an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The MD&C Committee’s charter is available on our website.

Role of the Compensation Consultant

The Board has authorized the MD&C Committee to retain an independent compensation consultant. The MD&C Committee engaged the Consultant to provide independent compensation advice and data. The Consultant annually assesses our compensation program’s potential for risk and its competitiveness relative to our peers. The Consultant received de minimis compensation for limited advisory services provided with respect to broad-based compensation in 2017.

Each year the MD&C Committee reviews the independence of the Consultant and obtains written certification that the Consultant complies with its own independence rules. The MD&C Committee determined that the Consultant was independent during 2017.

APACHE CORPORATION - 2018 Proxy Statement	49

Role of Management

In addition to the use of the Consultant, the MD&C Committee receives compensation recommendations and evaluations of the executive group from the CEO. The MD&C Committee, along with each of the independent directors, is authorized by the Board to obtain information from, and work directly with, any employee in fulfilling its responsibilities. Our senior vice president of human resources prepares materials for the CEO and the MD&C Committee for the exercise of their distinct, but interrelated, compensation responsibilities. The MD&C Committee also utilizes the data provided by the Consultant, including recommendations for the associated compensation values derived from their reports. The MD&C Committee carefully considers the recommendations of the CEO, management, and the Consultant to reach final determinations in order to recommend actions to the Board.

Risk Considerations in Our Compensation Programs

The MD&C Committee does not believe our compensation programs encourage inappropriate risk taking. The MD&C Committee, with assistance from the Consultant, arrived at this conclusion for the following reasons:

▶

Our employees receive both fixed and variable compensation. The fixed portion provides a steady income regardless of the Company’s stock performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

▶	The goals and objectives for the annual cash incentive bonus are set to avoid overweighting any single factor that, if not achieved, would result in the loss of a large percentage of compensation.

▶	Our equity awards for executives generally vest over three to five-year periods, which discourages short-term risk taking. Our substantial equity holding requirements extend these time frames further.

▶	Our equity ownership requirements encourage a long-term perspective by our executives.

▶	Our equity compensation plan provides that our executives’ unvested long-term equity compensation is forfeited upon voluntary termination.

▶	Our incentive programs have been in place for many years, and we have seen no evidence that they encourage excessive risk taking.

▶	Essentially all of our employees participate in our equity-based compensation programs, regardless of business unit, which encourages consistent behavior across the Company.

Tax Legislation Related to Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit, with certain exceptions, on the amount that a publicly-held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued to its chief executive officer and three highest compensated officers (other than the principal executive officer or the principal financial officer). The MD&C Committee periodically reviews our compensation plans based upon these regulations to determine what further actions or changes, if any, would be appropriate.

Our 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan were approved by our shareholders and grants made under such plans qualify as “performance-based” under the regulations. Our existing annual cash incentive compensation plan and special achievement bonuses do not meet the requirements of the regulations, as the shareholder approvals necessary for exemption were not sought. However, these plans operate similarly to prior or other existing plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving Apache’s goals, which in turn enhances shareholder value. No further grants can be made under the 2005 Stock Option Plan, 2007 Omnibus Equity Compensation Plan, or 2011 Omnibus Equity Compensation Plan. While the MD&C Committee cannot predict how our compensation policies may be further affected by this limitation, it is anticipated that executive compensation paid or accrued pursuant to our compensation plans that have not met the requirements of the regulations will not result in any material loss of tax deductions in the foreseeable future.

On December 22, 2017, the President signed H.R. 1, the “Tax Cuts and Jobs Act” into law. The new law repeals certain exceptions to the deductible limit for performance-based compensation for tax years beginning after 2017. In addition,

50	APACHE CORPORATION - 2018 Proxy Statement

the new law requires compensation of the principal executive officer, principal financial officer and three highest compensated officers (“covered employees”) to be subject to the limit. Once an employee is treated as a covered employee in a tax year after December 31, 2016, the individual remains a covered employee for all future years, including once they are no longer employed by the corporation or with respect to payments made after the death of a covered employee. The new law does provide for a transition rule to these Section 162(m) changes whereby the expansion of the rules mentioned above does not apply to remuneration paid under a written, binding contract in effect on November 2, 2017, which is not materially modified on or after this date. While the MD&C Committee cannot predict how our compensation policies may be further affected by this limitation, it is anticipated that certain compensation paid to our executives that have not met the requirements of this new law will not be deductible.

Internal Revenue Code section 409A requires “nonqualified deferred compensation plans” to meet requirements in order to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which were generally effective January 1, 2009. Prior to effectiveness, companies were expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. We amended several of our benefit plans in order for them to be exempt from Section 409A, while we continue to provide benefits through several plans that remain subject to Section 409A. The terms of these plans were amended before January 1, 2009, as necessary, and are intended to meet the requirements of the final regulations.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors of Apache Corporation reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

March 23, 2018	Members of the Management Development and Compensation Committee
William C. Montgomery, Chairman
Annell R. Bay
Rene R. Joyce
Daniel W. Rabun

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Summary Compensation Table

The table below summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2017, 2016, and 2015. The persons included in this table are the Company’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers (the “NEOs”) who served as executive officers of the Company during 2017.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(2) ($) (f)	Non-Equity Incentive Plan Compensation(3) ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (h)	All Other Compensation(5) ($) (i)	Total ($) (j)
John J. Christmann IV Chief Executive Officer and President	2017	1,300,000	—	9,317,645	1,589,238	1,605,500		—	620,990	14,433,373
	2016	1,100,000	—	7,984,860	1,345,497	2,459,600		—	526,239	13,416,196
	2015	1,081,551	—	12,059,310	—	1,659,100		—	339,870	15,139,831
Stephen J. Riney Executive Vice President and Chief Financial Officer	2017	725,000	—	3,060,354	521,981	1,118,506	(6)	—	291,652	5,717,493
	2016	675,000	—	2,680,668	425,248	1,161,000		—	225,497	5,167,413
	2015	578,437	500,000	4,254,669	—	750,000		—	104,883	6,187,989
P. Anthony Lannie Executive Vice President and General Counsel	2017	675,000	—	2,077,622	354,363	513,000		—	238,392	3,858,377
	2016	675,000	—	2,836,784	354,373	916,000		—	208,147	4,990,304
	2015	675,000	—	2,713,954	—	700,000		—	190,647	4,279,601
W. Kregg Olson Executive Vice President, Corporate Reservoir Engineering	2017	625,000	—	1,923,710	328,123	460,000		—	218,502	3,555,335
	2016	625,000	—	2,101,185	328,122	825,000		—	186,998	4,066,305
	2015	625,000	—	2,512,952	—	600,000		—	169,498	3,907,450
Timothy J. Sullivan Executive Vice President, Operations Support	2017	625,000	—	1,923,710	328,123	460,000		—	191,237	3,528,070
	2016	625,000	—	2,101,185	328,122	825,000		—	382,978	4,262,285
	2015	464,584	—	1,590,149	—	550,000		—	1,197,119	3,801,852

(1)

With the exception of Mr. Riney in 2015, the NEOs were not entitled to receive payments that would be characterized as bonus payments. Mr. Riney received a one-time payment in connection with joining the Company in 2015. See footnote (3) for payments under the Company’s incentive compensation plan.

(2)

Value of RSU and stock option awards made during the fiscal year based upon aggregate grant date fair value, determined in accordance with applicable FASB ASC Topic 718. The discussion of the assumptions used in calculating the aggregate grant date fair value of the RSU awards can be found in the footnotes to the Grants of Plan Based Awards Table below and in Note 11 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2017. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility, and future dividend yield. The value of the RSU and stock option awards is expensed ratably over the term of the award.

(3)

Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under “Annual Cash Incentive Bonus” in the Compensation Discussion and Analysis, except as described in footnote (6) below.

(4)	Earnings from the Non-Qualified Deferred Compensation Table are not included as they are not above-market or preferential earnings.

(5)	For additional information on All Other Compensation, see discussion, table, and footnotes below.

[6]

Includes the amount paid under the 2015 performance contingent cash plan. Because Mr. Riney joined the Company after the start date of the 2015 Performance Share performance period, he received a performance contingent cash plan in place of performance shares. The payout of his award was based on the same metrics and targets used in the 2015 Performance Share program.

52	APACHE CORPORATION - 2018 Proxy Statement

All Other Compensation

Officers participate in two qualified retirement plans. The 401(k) Savings Plan provides a match up to the first eight percent of base pay and incentive bonus, and the Money Purchase Retirement Plan provides an annual six percent Company contribution. Additionally, officers can elect to participate in the Non-Qualified Retirement/Savings Plan to defer beyond the limits in the 401(k) Savings Plan and continue Company contributions which exceed the limits in the qualified plans. The investment choices mirror those in the 401(k) Savings Plan and the Money Purchase Retirement Plan. The Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of RSUs under the Company’s 2007 Omnibus Equity Compensation Plan, 2011 Omnibus Equity Compensation Plan, and 2016 Omnibus Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not have a defined benefit plan for U.S. employees.

Apache provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of whole life insurance policies.

During 2017, the Board required John J. Christmann IV to use the Company’s aircraft for all air travel for security reasons and to facilitate efficient business travel, unless good business judgment required otherwise. Even though the Company considers these costs a necessary business expense rather than a perquisite for Mr. Christmann, in line with SEC guidance, the following table includes the amounts attributable to each NEO’s personal aircraft usage. Executives are not reimbursed for the taxes on the income attributable to the personal use of corporate aircraft. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests was included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

In addition to the benefits for which all employees are eligible, the Company also covers the cost of a comprehensive annual physical and the full cost of enhanced long-term disability coverage for executive officers.

The Company provides various forms of compensation related to expatriate assignment that differ according to location and term of assignment, including: foreign service premium, foreign assignment tax equalization, location pay, housing and utilities, home leave and travel, goods and services allowance, relocation expense, and tax return and visa preparation. These items have been reflected in the following table under Foreign Assignment Allowances for the amounts that pertain to Mr. Sullivan. Mr. Sullivan, as region vice president—Canada, resided in Canada from January 2013 to June 2015.

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The following table provides a detailed breakdown of the amounts for fiscal years 2017, 2016, and 2015 under “All Other Compensation” in the Summary Compensation Table:

Name	Year	Company Contributions Retirement Plans ($)	Company Contributions Non-Qualified Plans ($)	Life Insurance Premiums ($)	Use of Company Property ($)		Enhanced Long-Term Disability Coverage & Annual Physicals ($)	Dividend Equivalents on Unvested Restricted Stock Units ($)	Foreign Assignment Allowances ($)		Domestic Relocation Allowance and Expenses ($)	Total ($)
John J. Christmann IV	2017	36,000	490,344	766	66,465	(a)	25,915	1,500	—		—	620,990
	2016	35,000	351,274	56,791	62,795	(a)	15,879	4,500	—		—	526,239
	2015	33,900	205,017	53,765	23,809	(a)	15,879	7,500	—		—	339,870
Stephen J. Riney	2017	36,000	228,040	9,862	2,713	(a)	15,037	—	—		—	291,652
	2016	35,000	164,500	9,399	2,444	(a)	14,154	—	—		—	225,497
	2015	35,000	45,981	8,700	—		15,202	—	—		—	104,883
P. Anthony Lannie	2017	36,000	186,740	421	—		15,231	—	—		—	238,392
	2016	35,000	157,500	421	—		15,226	—	—		—	208,147
	2015	35,000	140,000	421	—		15,226	—	—		—	190,647
W. Kregg Olson	2017	36,000	167,000	393	—		15,109	—	—		—	218,502
	2016	35,000	136,500	393	—		15,105	—	—		—	186,998
	2015	35,000	119,000	393	—		15,105	—	—		—	169,498
Timothy J. Sullivan	2017	36,000	167,000	9,626	—		12,054	—	(33,443	) (b) (c)	—	191,237
	2016	35,000	129,500	10,084	—		15,182	—	193,212	(b) (c)	—	382,978
	2015	35,000	74,317	7,199	—		7,849	—	1,072,754	(b) (c)	—	1,197,119

(a)	These amounts for 2017, 2016, and 2015 are for use of corporate aircraft.

(b)

Executives assigned to foreign countries typically incur a change in their overall tax liability because most of the components of assignment compensation that are provided in addition to base salary are taxable in the United States and in the foreign country. Therefore, the Company’s expatriate assignment policy provides that it will be responsible for any additional foreign or U.S. taxes due as a direct result of the international assignment and the executive remains financially responsible for the tax which he/she would have incurred if he/she had continued to live and work in the United States. Pursuant to this policy, the Company withheld from Mr. Sullivan’s compensation an amount equivalent to the taxes that would have been due had he remained in the United States. Those funds were used to help pay taxes due in the United States and in Canada during the period of his foreign assignment. The Company paid taxes due in excess of Mr. Sullivan’s withholding that were incurred as a result of their foreign assignments.

(c)

The 2017 amount includes ($34,193) for tax equalization and $750 for tax return preparation. The 2016 amount includes $192,462 for tax equalization and $750 for tax return preparation. The 2015 amount includes $882,198 for tax equalization, $60,758 for housing and utilities, $56,333 in relocation allowance and expenses, $41,875 in foreign service premium, $26,795 for goods and services allowance, $4,045 for car allowance, and $750 for tax return preparation.

54	APACHE CORPORATION - 2018 Proxy Statement

Grants of Plan Based Awards Table

The table below provides supplemental information relating to the Company’s grants of RSUs and stock options during fiscal year 2017 to the NEOs. There were no stock appreciation rights granted during fiscal year 2017. Also included, in accordance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(4) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($)(4) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)		Threshold (#) (f)	Target (#)(2) (g)	Maximum (#) (h)
John J. Christmann IV		—	1,690,000	(1)	3,380,000	(1)	—	—	—	—	—	—	—
	01/05/2017	—	—		—		0	83,754	167,508	—	—	—	5,609,424
	01/05/2017	—	—		—		—	—	—	58,628	—	—	3,708,221
	01/05/2017	—	—		—		—	—	—	—	82,004	63.25	1,589,238
Stephen J. Riney		—	725,000	(1)	1,450,000	(1)	—	—	—	—	—	—	—
	01/05/2017	—	—		—		0	27,509	55,018	—	—	—	1,842,411
	01/05/2017	—	—		—		—	—	—	19,256	—	—	1,217,942
	01/05/2017	—	—		—		—	—	—	—	26,934	63.25	521,981
P. Anthony Lannie		—	540,000	(1)	1,080,000	(1)	—	—	—	—	—	—	—
	01/05/2017	—	—		—		0	18,675	37,350	—	—	—	1,250,755
	01/05/2017	—	—		—		—	—	—	13,073	—	—	826,867
	01/05/2017	—	—		—		—	—	—	—	18,285	63.25	354,363
W. Kregg Olson		—	500,000	(1)	1,000,000	(1)	—	—	—	—	—	—	—
	01/05/2017	—	—		—		0	17,292	34,584	—	—	—	1,158,132
	01/05/2017	—	—		—		—	—	—	12,104	—	—	765,578
	01/05/2017	—	—		—		—	—	—	—	16,931	63.25	328,123
Timothy J. Sullivan		—	500,000	(1)	1,000,000	(1)	—	—	—	—	—	—	—
	01/05/2017	—	—		—		0	17,292	34,584	—	—	—	1,158,132
	01/05/2017	—	—		—		—	—	—	12,104	—	—	765,578
	01/05/2017	—	—		—		—	—	—	—	16,931	63.25	328,123

(1)

Reflects estimated possible payouts under the Company’s annual incentive compensation plan. The estimated amounts are calculated based on the applicable annual bonus target and base salary earnings for each NEO in effect for the 2017 measurement period. The maximum payout under the plan is 200 percent of target. The Company’s annual incentive compensation plan does not contain thresholds. Actual incentive bonus awards granted for 2017 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	For the grants made on January 5, 2017, the number of RSUs granted is shown as the target number, while the maximum number assumes a multiple of 2.0. The threshold level shown is zero.

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On January 5, 2017, pursuant to the 2016 Omnibus Compensation Plan, the Company established the 2017 Business Performance Program Specifications for corporate and regional executives and key employees who were employed on or before December 31, 2016. These employees, including the executives named in the Summary Compensation Table, were granted the right to receive RSUs, the number of which will be determined based on the Company’s achievement of three different measures of performance:

-	Total shareholder return (“TSR”) as compared to a peer group of 11 companies (weighted 50%) – discussed below.

-

Cash flow from operations and reserves added per debt adjusted share (weighted 25% each) – evaluated annually during the performance period against respective performance targets determined at the beginning of each year, with performance measured as a percentage above or below target. The threshold payout is established with achievement ten percent below target, and the maximum payout is set at achievement ten percent above target.

At the conclusion of the three-year performance period, which began on January 1, 2017, and will end on December 31, 2019, a calculation of the Company’s achievement of the performance measures will be made and the resulting percentage achievement will be applied to the target shares to derive the number of shares awarded. If achievement warrants, vesting will begin on January 1, 2020, with 50 percent of the adjusted number of RSUs vesting immediately and 50 percent vesting as of January 1, 2021. Employees must be employed during the entire performance period and on the date of vesting.

For the TSR performance measure, at the conclusion of the three-year performance period, the Company’s performance will be directly ranked within the peer group. If the Company’s TSR ranks from 1 to 9, this will result in the application of a single multiplier to 50% of the target number of RSUs as follows:

TSR Rank	1	2	3	4	5	6	7	8	9	10	11	12
Payout Multiple	2.00	2.00	1.75	1.50	1.25	1.00	0.80	0.60	0.40	0.00	0.00	0.00

However, if the Company ranks 10 – 12, there will be no achievement for this portion of the award.

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the performance period minus the share price at the beginning of the performance period by (ii) the share price at the beginning of the performance period.

(3)

This column reflects the number of RSUs granted under the terms of the 2016 Omnibus Compensation Plan. The grant date fair value of these awards, calculated in accordance with FAS 123R, is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, the RSUs are generally non-transferable and no dividends are paid on such units until vested. The RSUs vest ratably over three years.

The 2016 Omnibus Compensation Plan is administered by the MD&C Committee of the Company’s Board of Directors. RSUs granted under the 2016 Omnibus Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation, or other recapitalization of the Company. Upon both a change of control of the Company and termination of employment, all outstanding RSUs become automatically vested as of the date of such change of control. A change of control occurs when a person, partnership, or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change of control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships, or corporations are solicited to do so by the Company’s Board of Directors.

(4)

This column sets forth the number of shares of the Company’s common stock subject to options granted under the terms of the 2016 Omnibus Compensation Plan. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility, and future dividend yield.

The options granted under the terms of the 2016 Omnibus Compensation Plan are generally non-transferable and become exercisable ratably over three years. The options were granted for a term of ten years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery or attestation of already-owned shares of the Company’s common stock.

56	APACHE CORPORATION - 2018 Proxy Statement

Options granted under the 2016 Omnibus Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation, or other recapitalization of the Company. Upon both a change of control of the Company and termination of employment, all outstanding options become automatically vested so as to make all such options fully vested and exercisable as of the date of such change of control. A change of control occurs when a person, partnership, or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change of control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships, or corporations are solicited to do so by the Company’s Board of Directors.

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Outstanding Equity Awards at Fiscal Year-End Table

The table below provides supplemental information relating to the stock-based awards held by the NEOs as of December 31, 2017:

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($) (j)
John J. Christmann IV	2,417	—		—	135.83	05/07/2018	5,600	(3)	236,432	80,268	(4)	3,388,915	(4)
	3,200	—		—	82.55	05/06/2019	4,843	(2)	204,471	127,854	(11)	5,397,996	(11)
	5,357	—		—	99.30	05/05/2020	25,000	(5)	1,055,500	83,754	(16)	3,536,094	(16)
	5,230	—		—	126.61	05/04/2021	20,568	(6)	868,381
	11,704	—		—	82.63	05/22/2022	50,752	(10)	2,142,749
	26,114	—		—	80.89	05/16/2023	10,241	(13)	432,375
	43,208	86,416	(9)	—	41.24	02/03/2026	58,628	(15)	2,475,274
	—	82,004	(14)	—	63.25	01/05/2027
Stephen J. Riney	—	—		—	—	—	7,452	(6)	314,623	40,409	(11)	1,706,068	(11)
	—	—		—	—	—	27,000	(7)	1,139,940	27,509	(16)	1,161,430	(16)
	—	—		—	—	—	16,040	(10)	677,209
	13,656	27,312	(9)	—	41.24	02/03/2026	5,711	(13)	241,118
	—	26,934	(14)	—	63.25	01/05/2027	19,256	(15)	812,988
P. Anthony Lannie	6,417	—		—	135.83	05/07/2018	3,839	(2)	162,083	21,140	(4)	892,531	(4)
	5,600	—		—	82.55	05/06/2019	7,739	(6)	326,741	33,673	(11)	1,421,674	(11)
	10,463	—		—	99.30	05/05/2020	13,367	(10)	564,355	18,675	(16)	788,459	(16)
	8,836	—		—	126.61	05/04/2021	10,000	(12)	422,200
	18,258	—		—	82.63	05/22/2022	5,317	(13)	224,484
	34,110	—		—	80.89	05/16/2023	13,073	(15)	551,942
	11,380	22,760	(9)	—	41.24	02/03/2026
	—	18,285	(14)	—	63.25	01/05/2027
W. Kregg Olson	3,750	—		—	135.83	05/07/2018	3,544	(2)	149,628	19,574	(4)	826,414	(4)
	4,400	—		—	82.55	05/06/2019	7,166	(6)	302,549	31,179	(11)	1,316,377	(11)
	9,416	—		—	99.30	05/05/2020	12,377	(10)	522,557	17,292	(16)	730,068	(16)
	7,952	—		—	126.61	05/04/2021	4,923	(13)	207,849
	16,736	—		—	82.63	05/22/2022	12,104	(15)	511,031
	31,486	—		—	80.89	05/16/2023
	10,537	21,074	(9)	—	41.24	02/03/2026
	—	16,931	(14)	—	63.25	01/05/2027
Timothy J. Sullivan	1,370	—		—	82.55	05/06/2019	1,000	(8)	42,220	11,092	(4)	468,304	(4)
	2,089	—		—	99.30	05/05/2020	2,138	(2)	90,266	31,179	(11)	1,316,377	(11)
	1,851	—		—	126.61	05/04/2021	5,016	(6)	211,776	17,292	(16)	730,068	(16)
	2,601	—		—	82.63	05/22/2022	12,377	(10)	522,557
	18,992	—		—	80.89	05/16/2023	4,923	(13)	207,849
	10,537	21,074	(9)	—	41.24	02/03/2026	12,104	(15)	511,031
	—	16,931	(14)	—	63.25	01/05/2027

(1)	Based on the per share closing price of the Company’s common stock of $42.22 on 12/29/2017.

(2)	Vests on 05/13/2018.

(3)	Vests on 11/11/2018.

(4)	Final amount based on the Company’s TSR and business performance from 01/01/2015 — 12/31/2017; vests ratably on 01/02/2018 and 12/31/2018.

58	APACHE CORPORATION - 2018 Proxy Statement

(5)	Vests ratably on 02/18/2018 and 02/18/2019.

(6)	Vests on 06/15/2018.

(7)	Vests ratably 02/18/2018, 02/18/2019, and 02/18/2020.

(8)	Vests on 02/05/2018.

(9)	Vests ratably on 02/03/2018 and 02/03/2019.

(10)	Vests ratably on 02/03/2018 and 02/03/2019.

(11)

Amount that vests will be based on the Company’s TSR and business performance from 01/01/2016 — 12/31/2018; no payout unless vesting occurs. As of 12/31/2017, two-year results would have resulted in a 100% payout under the 2016 Performance Share Program had it been vested.

(12)	Vests on 10/01/2019.

(13)	Vests on 01/01/2020.

(14)	Vests ratably on 01/05/2018, 01/05/2019, and 01/05/2020.

(15)	Vests ratably on 02/01/2018, 01/05/2019, and 01/05/2020.

(16)

Amount that vests will be based on the Company’s TSR and business performance from 01/01/2017 — 12/31/2019; no payout unless vesting occurs. As of 12/31/ 2017, one-year results would have resulted in a 42.4% payout under the 2017 Performance Share Program had it been vested.

Option Exercises and Stock Vested Table

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of RSUs and conditional grants during fiscal year 2017 for each NEO:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#)(1) (d)	Value Realized on Vesting ($)(1) (e)
John J. Christmann IV	—	—	86,925(2)	4,320,270(2)
Stephen J. Riney	—	—	24,472	1,279,825
P. Anthony Lannie	—	—	32,242	1,536,664
W. Kregg Olson	—	—	29,804	1,420,566
Timothy J. Sullivan	—	—	21,814(3)	1,066,483(3)
(1)	Reflects RSUs vested under the terms of the 2007 Omnibus Equity Compensation Plan, the 2011 Omnibus Equity Compensation Plan, and/or the 2016 Omnibus Compensation Plan.
(2)	For Mr. Christmann, includes compensation of $838,075 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 16,534 RSUs.
(3)	For Mr. Sullivan, includes compensation of $59,640 that was deferred under the terms of Apache’s Deferred Delivery Plan related to the vesting of 1,000 RSUs.

APACHE CORPORATION - 2018 Proxy Statement	59

Non-Qualified Deferred Compensation Table

The table below provides supplemental information relating to compensation deferred during fiscal year 2017 under the terms of the Non-Qualified Retirement/Savings Plan and/or the Deferred Delivery Plan by the NEOs:

Name (a)		Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
John J. Christmann IV	(1)	403,960	490,344	(779,206	) (3)(4)	0	2,468,724
	(2)	838,075	0	26,701	(4)	0	1,428,798
Stephen J. Riney	(1)	126,880	228,040	(38,396	) (3)(4)	0	563,272
	(2)	0	0	0		0	0
P. Anthony Lannie	(1)	103,280	186,740	(229,471	) (3)(4)	0	1,367,106
	(2)	0	0	0		0	0
W. Kregg Olson	(1)	483,500	167,000	(315,118	) (3)(4)	0	3,788,323
	(2)	0	0	16,239	(4)	0	695,482
Timothy J. Sullivan	(1)	247,250	167,000	(46,801	) (3)(4)	0	2,352,969
	(2)	59,640	0	5,211	(4)	0	233,833
(1)

Non-Qualified Retirement/Savings Plan — see discussion under “All Other Compensation” above. The amounts in column (b) are also included in the Summary Compensation Table under Salary and Non-Equity Incentive Plan Compensation, as appropriate, for 2017. The amounts in column (c) are also included in the Summary Compensation Table under All Other Compensation for 2017. The amounts in column (f) were previously reported in prior Summary Compensation Tables as follows: Mr. Christmann — $ 1,997,869; Mr. Riney — $223,656; Mr. Lannie — $ 1,581,604; Mr. Olson — $ 3,074,687; and Mr. Sullivan — $ 1,453,208.

(2)

Deferred Delivery Plan — see discussion under “All Other Compensation” above and footnote (2) to the table under “Equity Compensation Plan Information” above, as well as under footnotes (2) and (3) to the table under “Option Exercises and Stock Vested Table.” The amounts in column (b) are not included in the Summary Compensation Table for 2017. No amounts in column (f) were previously reported in prior Summary Compensation Tables.

(3)

Includes unrealized gains/losses in the Non-Qualified Retirement/Savings Plan as follows: Mr. Christmann — $(815,273); Mr. Riney — $(97,059); Mr. Lannie — $(246,709); Mr. Olson — $(387,291); and Mr. Sullivan — $(154,475).

(4)	Earnings not included in column (h) of the Summary Compensation Table as they are not above-market or preferential earnings.

60	APACHE CORPORATION - 2018 Proxy Statement

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to NEOs of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each NEO in each situation is listed in the following table for fiscal year 2017, assuming termination had occurred on December 31, 2017. All equity awards have been valued as of December 31, 2017.

Name	Retirement or Voluntary Termination (3) ($)	For Cause Termination ($)	Termination without Cause (4) ($)	Change in Control Termination (5) ($)	Death ($)
John J. Christmann IV
Cash Benefits	0	0	4,290,000	8,716,500	0
Benefits Continuation
Health	0	0	23,335	45,834	0
Life	0	0	0	96	0
Unvested & Accelerated
Restricted Stock Units (1)	0	0	11,319,864	19,738,208	19,474,333
Stock Options	0	0	38,399	84,688	84,688
TOTAL	0	0	15,671,598	28,585,326	19,559,021
Stephen J. Riney
Cash Benefits	0	0	1,993,750	2,827,500	0
Benefits Continuation
Health	0	0	1,256	2,442	0
Life	0	0	0	18,924	0
Unvested & Accelerated
Restricted Stock Units (2)	0	0	3,490,041	6,053,358	6,053,358
Stock Options	0	0	12,136	26,766	26,766
TOTAL	0	0	5,497,183	8,928,990	6,080,124
P. Anthony Lannie
Cash Benefits	0	0	1,721,250	2,376,000	0
Benefits Continuation
Health	0	0	15,277	30,000	0
Life	0	0	0	96	0
Unvested & Accelerated
Restricted Stock Units	0	0	2,951,623	5,354,486	5,354,486
Stock Options	0	0	10,114	22,305	22,305
TOTAL	0	0	4,698,264	7,782,887	5,376,791
W. Kregg Olson
Cash Benefits	0	0	1,593,750	2,170,000	0
Benefits Continuation
Health	0	0	13,843	27,184	0
Life	0	0	0	96	0
Unvested & Accelerated
Restricted Stock Units	0	0	2,569,903	4,566,474	4,566,474
Stock Options	0	0	9,364	20,653	20,653
TOTAL	0	0	4,186,860	6,784,407	4,587,127

APACHE CORPORATION - 2018 Proxy Statement	61

Name	Retirement or Voluntary Termination (3) ($)	For Cause Termination ($)	Termination without Cause (4) ($)	Change in Control Termination (5) ($)	Death ($)
Timothy J. Sullivan
Cash Benefits	0	0	1,593,750	2,170,000	0
Benefits Continuation
Health	0	0	15,277	30,000	0
Life	0	0	0	18,562	0
Unvested & Accelerated
Restricted Stock Units	0	0	2,124,572	4,100,450	4,100,450
Stock Options	0	0	9,364	20,653	20,653
TOTAL	0	0	3,742,963	6,339,665	4,121,103
(1)

On February 18, 2015, Mr. Christmann was granted a promotional award of 50,000 RSUs. The RSUs vested 12,500 on March 1, 2016, 12,500 on February 18, 2017, 12,500 on February 18, 2018 and the remaining 12,500 will vest on February 18, 2019. Upon vesting, Apache will issue one share of common stock for each RSU, and 7,500 out of each 12,500 shares will not be eligible for sale by Mr. Christmann until such time as he retires or terminates employment with the Company. If Mr. Christmann is terminated by the Company without cause and not by reason of becoming disabled or if he terminates employment for good reason, then all RSUs shall vest and the above restrictions shall lapse. On November 11, 2013, Mr. Christmann was granted 28,000 RSUs. The RSUs vested 5,600 on December 1, 2014, 5,600 on November 11, 2015, 5,600 on November 11, 2016, 5,600 on November 11, 2017, and the remaining 5,600 will vest on November 11, 2018. Upon vesting, Apache will issue one share of common stock for each RSU, and 3,360 out of each 5,600 shares will not be eligible for sale by Mr. Christmann until such time as he retires or terminates employment with the Company.

(2)

On February 18, 2015, Mr. Riney was granted 45,000 RSUs. The RSUs vested 9,000 on March 1, 2016, 9,000 on February 18, 2017, 9,000 on February 18, 2018, and the remaining 18,000 will vest ratably on February 18, 2019, and February 18, 2020. Upon vesting, Apache will issue one share of common stock for each RSU, and 5,400 out of each 9,000 shares will not be eligible for sale by Mr. Riney until such time as he retires or terminates employment with the Company. If Mr. Riney is terminated by the Company without cause and not by reason of becoming disabled or if he terminates employment for good reason, then all RSUs shall vest and the above restrictions shall lapse.

(3)

Effective for prospective awards beginning in January 2014, employees 65 years of age with at least 15 years of recognized continuous service with the Company are eligible to receive continued vesting of their equity awards upon retirement. The employee must provide the Company with a minimum written notification three months in advance of the retirement date. A non-compete and non-disparagement agreement must also be executed by the retiring employee in order to qualify for continued vesting of equity post-retirement. None of the current NEOs meet the age and service requirements to qualify for continued vesting of awards beyond retirement.

(4)	Reflects amounts in accordance with the Executive Termination Policy effective on February 18, 2015.

(5)

In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the NEOs, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued health and life benefits from the Company for up to two years, if their employment is terminated as a result of a “change in control” of the Company (as defined in the plan). In this event, continued health benefit premiums would be paid so that the after-tax income would equal what it would have if the amount of the coverage were withheld on a pre-tax basis.

Payments Made Upon Death or Disability

In addition to the benefits listed in the preceding table, payments will also be made under the Company’s life insurance plan in the event of death for the officers listed above. In the event of disability, these executive officers would benefit under the Company’s disability insurance plan.

CEO Pay Ratio

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee.

62	APACHE CORPORATION - 2018 Proxy Statement

We identified the median employee using the employee population on December 31, 2017 that received taxable compensation (other than our Chief Executive Officer) for the calendar year 2017, which included our looking at gross compensation, excluding equity, within the calendar year 2017. The annual total compensation of our median employee (other than the Chief Executive Officer) for the calendar year 2017 was $145,954. The original median employee identified began employment part-way through the year, therefore, a similarly situated employee was selected to provide a median employee that reflected compensation for a full year. As disclosed in the Summary Compensation Table, our Chief Executive Officer’s annual total compensation for 2017 was $14,433,373. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 99:1.

76 percent of our CEO’s 2017 compensation was long-term and equity-based, the ultimate value of which is related directly to common stock performance. As a result of this emphasis on equity and shareholder alignment, the CEO pay ratio is 35:1 when utilizing the methodology for determining the median employee, which excludes equity.

This information is being provided for compliance purposes. Neither the Compensation Committee nor the executives of our company used the pay ratio measure in making compensation decisions.

Compensation Committee Interlocks and Insider Participation

During 2017, William C. Montgomery, Annell R. Bay, Charles J. Pitman (who retired effective December 31, 2017), and Daniel W. Rabun served on the MD&C Committee of the Company’s Board of Directors.

No executive officer of the Company serves, or in the past year has served, as (i) a member of the compensation (or similar) committee or on the board of directors of another entity, one of whose executive officers served on the Company’s MD&C Committee or as a member of the Company’s Board of Directors. During fiscal year 2017, no member of the MD&C Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company, or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company. The Board evaluated each member’s independence under the independence standards promulgated by NYSE and NASDAQ for compensation committees and determined that each member was independent for purposes of serving on the Company’s MD&C Committee.

Certain Business Relationships and Transactions

The Company’s Board of Directors has adopted a Code of Business Conduct and Ethics, which was last revised in September 2017. The Code of Business Conduct prohibits conflicts of interest between any director, officer, or employee and the Company. The Code of Business Conduct requires directors, officers, and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest. Pursuant to its charter, the CG&N Committee reviews related party transactions on an ongoing basis to prevent conflicts of interest. The CG&N Committee reviews a transaction in light of the affiliations of the director, officer, or employee and the affiliations of such person’s immediate family. Transactions are presented to the CG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the CG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CG&N Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CG&N Committee is documented in the Committee’s minutes. The Board of Directors reviews transactions to determine whether a transaction impairs the independence of a director and such determination is documented in the Board’s minutes. The Code of Business Conduct and the CG&N Committee charter are available on the Company’s website (www.apachecorp.com).

APACHE CORPORATION - 2018 Proxy Statement	63

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL NO. 11)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm (the “independent auditors”), to audit the Company’s financial statements for fiscal year 2018. Ernst & Young LLP served as the Company’s independent auditors for fiscal year 2017 and reported on the Company’s consolidated financial statements for that year, as well as the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP has served as the Company’s independent auditors since 2002.

Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions regarding Apache’s business.

Although shareholder ratification is not required, the appointment of Ernst & Young LLP as the company’s independent auditors for fiscal year 2018 is being submitted for ratification at the annual meeting because the Board believes doing so is a good corporate governance practice. Furthermore, the Audit Committee will take shareholders’ opinions regarding the appointment of Ernst & Young LLP into consideration in future deliberations. If Ernst & Young LLP’s appointment is not ratified at the annual meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate Ernst & Young LLP’s engagement as the Company’s independent auditors without the approval of the Company’s shareholders whenever the Audit Committee deems appropriate.

The fees paid to Ernst & Young LLP for 2017 and 2016 were as follows:

	(amounts in thousands)
Description	2017 ($)	2016 ($)
Audit Fees(1)	4,924	9,134
Audit-Related Fees(2)	1,018	528
Tax Fees(3)	324	303
All Other Fees	—	—

(1)

Audit Fees are primarily for the annual audit of the Company’s consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal controls over financial reporting, the reviews of the Company’s financial statements included in the Forms 10-Qs, statutory audits, and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements.

(2)

Audit-Related Fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” financial audits of employee benefit plans, and agreed upon or expanded audit procedures.

(3)	Tax Fees include fees billed for tax planning and compliance, tax-related and structuring-related consultation, and tax services related to potential acquisitions/dispositions.

All audit, audit-related, tax, and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with that firm’s independence in the conduct of its auditing functions. The Audit Committee has taken into consideration whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence.

None of the services described above were approved pursuant to de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Approval of Independent Auditor Services and Fees

To ensure the independence of our independent auditors and to comply with the applicable securities laws, the listing standards of the New York Stock Exchange and the NASDAQ Stock Market, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating, and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the independent auditors. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by the Company’s independent auditors (the “Pre-Approval Policy”).

The Pre-Approval Policy provides that the Company’s independent auditors may not perform any audit, audit-related, or non-audit service for Apache, subject to those exceptions that may be permitted by applicable law, unless: (i) the service

64	APACHE CORPORATION - 2018 Proxy Statement

has been pre-approved by the Audit Committee or (ii) Apache engaged the independent auditors to perform the service pursuant to the pre-approval provisions of the Pre-Approval Policy. In addition, the Pre-Approval Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by the Company’s independent auditors by applicable securities laws.

Pursuant to the Pre-Approval Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent auditors and a maximum amount of fees for each category. The Audit Committee annually reassesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is reassessed annually. The Committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved or that exceed pre-approved fee amounts.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests to pre-approve any audit, audit-related, or non-audit service, provided that the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2018.

APACHE CORPORATION - 2018 Proxy Statement	65

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 12)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking its shareholders to cast an advisory vote to approve the compensation of the Company’s named executive officers (our “NEOs”) as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail in the section of this proxy statement titled “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our executive officers (including our NEOs), who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the section of this proxy statement titled “Compensation Discussion and Analysis,” and the compensation tables that follow it, for additional details about our executive compensation programs.

At each of the Company’s annual meetings since the 2011 annual meeting of shareholders, the Company’s shareholders have approved, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in the proxy statement for such meeting, and the Board and the MD&C Committee have considered the result of these shareholder votes in setting compensation policies and making compensation decisions for each of the fiscal years that has followed.

At the 2017 annual meeting of shareholders, the Company’s shareholders again determined, on an advisory basis, that the say-on-pay vote should be held on an annual basis. In accordance with this determination, we are asking our shareholders to indicate their support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement. Accordingly, we ask our shareholders to vote FOR the following resolution:

RESOLVED, that the compensation paid to the NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion, is hereby approved.

The say-on-pay vote is advisory and, therefore, not binding on the Company, the MD&C Committee, or our Board of Directors. Our Board of Directors and our MD&C Committee value the opinions of our shareholders, and to the extent there is a significant vote against the compensation paid to our NEOs, as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate what, if any, further actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

66	APACHE CORPORATION - 2018 Proxy Statement

FUTURE SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders are entitled to submit proposals on matters appropriate for shareholder action at next year’s annual meeting consistent with regulations of the SEC and the Company’s bylaws.

Proposals for Inclusion in Next Year’s Proxy Statement

The SEC rules permit shareholders to submit proposals (other than director nominations) for inclusion in our proxy statement for next year’s annual meeting if the shareholder and the proposal meet the requirements specified in SEC Rule 14a-8.

•	When to send these proposals. Any shareholder proposal submitted in accordance with SEC Rule 14a-8 must be received by the Company’s corporate secretary on or before December 10, 2018.

•	Where to send these proposals. Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•	What to include. Proposals must conform to and include the information required by SEC Rule 14a-8.

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access)

Our bylaws permit a shareholder or a group of shareholders (up to 20) who have owned an aggregate of at least 3% of Apache’s outstanding common stock continuously for at least three years the ability to submit director nominees (up to 25% of the Board) for inclusion in our proxy statement, if the shareholder(s) and the nominee(s) satisfy the requirements set forth in Article IV, Section 14 of our bylaws.

•

When to send these proposals. Notice of director nominees submitted under Article IV, Section 14 of our bylaws must be received no earlier than November 10, 2018, and no later than the close of business on December 10, 2018.

•	Where to send these proposals. Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•

What to include. Notice must include the information required by Article IV, Section 14 of our bylaws. Our bylaws are filed as an exhibit to the Company’s most recent annual report on Form 10-K filed with the SEC, or a printed copy of our bylaws is available free of charge by writing to the Company’s corporate secretary at the address above.

Other Proposals of Nominees for Presentation at Next Year’s Annual Meeting

Our bylaws also provide that any shareholder proposal, including any director nomination, that is not submitted for inclusion in next year’s proxy statement (either under SEC Rule 14a-8 or our proxy access bylaws, each as described above), may instead be presented directly at next year’s annual meeting if the submitting shareholder satisfies the requirements set forth in Article IV, Section 13 (with respect to director nominations) or Article IV, Section 12 (with respect to other proposals) of our bylaws.

•

When to send these proposals. Shareholder proposals, including director nominations, submitted under these bylaw provisions must be received by the Company’s corporate secretary not less than 120 days prior to the meeting, which is expected to be held in May 2019.

•	Where to send these proposals. Proposals should be addressed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

•

What to include. Proposals must include the information required by Article IV, Section 13 of our bylaws (with respect to director nominations) or Article IV, Section 12 of our bylaws (with respect to other proposals). Our bylaws are filed as an exhibit to the Company’s most recent annual report on Form 10-K filed with the SEC, or a printed copy of our bylaws is available free of charge by writing to the Company’s corporate secretary at the address above.

•

Discretion to vote proxies on these proposals. If any shareholder proposal, including any director nomination, is properly presented directly at next year’s annual meeting, proxies will be voted on such proposals in accordance with the judgment of the management representatives who shall have been granted the authority to vote such proxies.

The Company’s annual report on Form 10-K and our other reports filed with the SEC are made available on our website at www.sec.gov or are made available to read or copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information about the Public Reference Room by contacting the SEC at 1-800-SEC-0330.

APACHE CORPORATION - 2018 Proxy Statement	67

SHAREHOLDERS WITH THE SAME LAST NAME AND ADDRESS

The SEC rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as “householding.” Under this procedure, multiple Apache shareholders who reside at the same address may receive a single set of proxy materials, unless one or more of the shareholders has provided contrary instructions. This procedure reduces printing costs and postage fees and saves natural resources.

If you hold your shares in “street name” (your shares are held in a brokerage account or by a bank or other nominee), you may revoke your consent to householding at any time by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or calling Broadridge at 1-800-542-1061. You can also request information about householding from your broker or bank.

If you are a shareholder of record (your shares are held in your own name and not held in a brokerage account) who received a household mailing this year, and you would like to have additional copies of proxy materials mailed to you or if you would like to opt out of householding for future mailings, please send your written request to EQ Shareowner Services, Attn: Householding/Apache Corporation, P. O. Box 64854, St. Paul, Minnesota 55164-0854.

68	APACHE CORPORATION - 2018 Proxy Statement

SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail, telephone, or other electronic means by directors, officers, and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson LLC to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $14,500 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APACHE CORPORATION

Rajesh Sharma

Corporate Secretary

NOTE: Shareholders are requested to promptly vote their shares using one of the methods explained on pages 11 and 12 of this proxy statement.

APACHE CORPORATION - 2018 Proxy Statement	69

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

MAY 24, 2018

AND PROXY STATEMENT

APACHE CORPORATION | 2000 POST OAK BOULEVARD, SUITE 100 | HOUSTON, TEXAS 77056-4400 | 713.296.6000 | WWW.APACHECORP.COM

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and Indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

QR CODE

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS

BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Proposals 1 through 12.

Proposals 1-10.	Election of Directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Annell R. Bay	☐	☐	☐	6.	John E. Lowe	☐	☐	☐

2.	John J. Christmann IV	☐	☐	☐	7.	William C. Montgomery	☐	☐	☐

ò Please fold here – Do not separate ò

3.	Chansoo Joung	☐	☐	☐	8.	Amy H. Nelson	☐	☐	☐

4.	Rene R. Joyce	☐	☐	☐	9.	Daniel W. Rabun	☐	☐	☐

5.	George D. Lawrence	☐	☐	☐	10.	Peter A. Ragauss	☐	☐	☐

11.	Ratification of Ernst & Young LLP as Apache’s Independent Auditors	☐	For	☐	Against	☐	Abstain

12.	Advisory Vote to Approve Compensation of Apache’s Named Executive Officers	☐	For	☐	Against	☐	Abstain

13.	The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 THROUGH 12.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc.
should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

APACHE CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 24, 2018

10:00 a.m.

Hilton Houston Post Oak

2001 Post Oak Boulevard

Houston, Texas 77056

Important Notice Regarding Internet Availability of Proxy Materials for this Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at

http://www.apachecorp.com/AnnualMeeting

proxy

APACHE CORPORATION – 2018 PROXY

This proxy is solicited on behalf of the board of directors

for use at the Annual Meeting on May 24, 2018

By signing this proxy, you revoke all prior proxies and appoint John J. Christmann IV, Stephen J. Riney, and P. Anthony Lannie as Proxies, with full power of substitution, and authorize them to represent the undersigned at the annual meeting of stockholders to be held May 24, 2018, or any adjournment thereof, and to vote all the shares of common stock of Apache Corporation held of record by the undersigned on March 26, 2018.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 12.

For participants in the Apache 401(k) Savings Plan, if this proxy, is properly executed, then the shares credited to your account will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 21, 2018, then the shares credited to your account will be voted in proportion to directions received by Fidelity Management Trust Company, the trustee for the Apache 401(k) Savings Plan.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.proxypush.com/apa	PHONE 1-866-883-3382	MAIL
Use the Internet to vote your proxy until 11:59 p.m. (central time) on May 23, 2018. Scan code below for mobile voting	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (central time) on May 23, 2018.	Mark sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.